Exhibit 99.3
PRO FORMA VALUATION REPORT
ORITANI FINANCIAL CORP.
Township of Washington, New Jersey
PROPOSED HOLDING COMPANY FOR:
ORITANI BANK
Township of Washington, New Jersey
Dated As Of:
February 19, 2010

Prepared By:
RP® Financial, LC.
1100 North Glebe Road
Suite 1100
Arlington, Virginia 22201

RP® FINANCIAL, LC.
Serving the Financial Services Industry Since 1988
February 19, 2010
Boards of Directors
Oritani Financial Corp., MHC
Oritani Financial Corp.
Oritani Bank
370 Pascack Road
Township of Washington, New Jersey 07676
Members of the Boards of Directors:
     At your request, we have completed and hereby provide an independent appraisal (“Appraisal”) of the estimated pro forma market value of the common stock which is to be issued in connection with the mutual-to-stock conversion transaction described below.
     This Appraisal is furnished pursuant to the requirements of the Code of Federal Regulations 563b.7 and has been prepared in accordance with the “Guidelines for Appraisal Reports for the Valuation of Savings and Loan Associations Converting from Mutual to Stock Form of Organization” of the Office of Thrift Supervision (“OTS”). Such Valuation Guidelines are relied upon by the Federal Deposit Insurance Corporation (the “FDIC”) and the New Jersey Department of Banking & Insurance (the “Department”) in the absence of separate written valuation guidelines.
Description of Plan of Conversion and Reorganization
     On February 19, 2010, the respective Boards of Directors of Oritani Financial Corp., MHC (the “MHC”) and Oritani Financial Corp. (“ORIT”) adopted a Plan of Conversion and Reorganization (the “Plan of Conversion”) whereby the MHC will convert to stock form. As a result of the conversion, ORIT, which currently owns all of the issued and outstanding common stock of Oritani Bank, Township of Washington, New Jersey (the “Bank”), will be succeed by a Delaware corporation with the name of Oritani Financial, Inc. (“Oritani Financial” or the “Company”). Following the conversion, the MHC will no longer exist. For purposes of this document, the existing consolidated entity will hereinafter be referred to as Oritani Financial or the Company. As of December 31, 2009, the MHC had a majority ownership interest in, and its principal asset consisted of, approximately 74.45% of the common stock (the “MHC Shares”) of Oritani Financial. The remaining 25.55% of Oritani Financial’s common stock is owned by public stockholders.

Washington Headquarters
Three Ballston Plaza	Telephone: (703) 528-1700
1100 North Glebe Road, Suite 1100	Fax No.: (703) 528-1788
Arlington, VA 22201	Toll-Free No.: (866) 723-0594
www.rpfinancial.com	E-Mail: mail@rpfinancial.com

Boards of Directors
February 19, 2010

     It is our understanding that Oritani Financial will offer its stock, representing the majority ownership interest held by the MHC, in a subscription offering to Eligible Account Holders, Tax-Qualified Employee Stock Benefit Plans, including the Bank’s employee stock ownership plans (the “ESOP”), Supplemental Eligible Account Holders and Other Depositors, as such terms are defined for purposes of applicable federal regulatory requirements governing mutual-to-stock conversions. To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, the shares may be offered for sale in a syndicated offering to the public at large. Upon completing the mutual-to-stock conversion and stock offering (the “second-step conversion”), the Company will be 100% owned by public shareholders, the publicly-held shares of ORIT will be exchanged for shares in the Company at a ratio that retains their ownership interest at the time the conversion is completed and the MHC assets will be consolidated with the Company.
RP® Financial, LC.
     RP® Financial, LC. (“RP Financial”) is a financial consulting firm serving the financial services industry nationwide that, among other things, specializes in financial valuations and analyses of business enterprises and securities, including the pro forma valuation for savings institutions converting from mutual-to-stock form. The background and experience of RP Financial is detailed in Exhibit V-1. We believe that, except for the fee we will receive for our appraisal, we are independent of the Company, the Bank, the MHC and the other parties engaged by the Bank or the Company to assist in the stock conversion process.
Valuation Methodology
     In preparing our Appraisal, we have reviewed the regulatory applications of the Company, the Bank and the MHC, including the prospectus as filed with the OTS and the Securities and Exchange Commission (“SEC”). We have conducted a financial analysis of the Company, the Bank and the MHC that has included a review of audited financial information for fiscal years ended June 30, 2005 through June 30, 2009 and a review of various unaudited information and internal financial reports through December 31, 2009, and due diligence related discussions with the Company’s management; KPMG, LLP, the Company’s independent auditor; Luse Gorman Pomerenk & Schick, P.C., the Company’s conversion counsel; and Stifel, Nicolaus & Company, Incorporated, the Company’s marketing advisor in connection with the stock offering. All assumptions and conclusions set forth in the Appraisal were reached independently from such discussions. In addition, where appropriate, we have considered information based on other available published sources that we believe are reliable. While we believe the information and data gathered from all these sources are reliable, we cannot guarantee the accuracy and completeness of such information.

Boards of Directors
February 19, 2010

     We have investigated the competitive environment within which Oritani Financial operates and have assessed Oritani Financial’s relative strengths and weaknesses. We have kept abreast of the changing regulatory and legislative environment for financial institutions and analyzed the potential impact on Oritani Financial and the industry as a whole. We have analyzed the potential effects of the stock conversion on Oritani Financial’s operating characteristics and financial performance as they relate to the pro forma market value of Oritani Financial. We have analyzed the assets held by the MHC, which will be consolidated with Oritani Financial’s assets and equity pursuant to the completion of the second-step conversion. We have reviewed the economic and demographic characteristics of the Company’s primary market area. We have compared Oritani Financial’s financial performance and condition with selected publicly-traded thrifts in accordance with the Valuation Guidelines, as well as all publicly-traded thrifts and thrift holding companies. We have reviewed the current conditions in the securities markets in general and the market for thrift stocks in particular, including the market for existing thrift issues, initial public offerings by thrifts and thrift holding companies, and second-step conversion offerings. We have excluded from such analyses thrifts subject to announced or rumored acquisition, and/or institutions that exhibit other unusual characteristics.
     The Appraisal is based on Oritani Financial’s representation that the information contained in the regulatory applications and additional information furnished to us by Oritani Financial and its independent auditor, legal counsel and other authorized agents are truthful, accurate and complete. We did not independently verify the financial statements and other information provided by Oritani Financial, or its independent auditor, legal counsel and other authorized agents nor did we independently value the assets or liabilities of Oritani Financial. The valuation considers Oritani Financial only as a going concern and should not be considered as an indication of Oritani Financial’s liquidation value.
     Our appraised value is predicated on a continuation of the current operating environment for Oritani Financial and for all thrifts and their holding companies. Changes in the local, state and national economy, the legislative and regulatory environment for financial institutions and mutual holding companies, the stock market, interest rates, and other external forces (such as natural disasters or significant world events) may occur from time to time, often with great unpredictability and may materially impact the value of thrift stocks as a whole or the value of Oritani Financial’s’ stock alone. It is our understanding that there are no current plans for selling control of Oritani Financial following completion of the second-step conversion. To the extent that such factors can be foreseen, they have been factored into our analysis.
     The estimated pro forma market value is defined as the price at which Oritani Financial’s common stock, immediately upon completion of the second-step stock offering, would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or sell and both having reasonable knowledge of relevant facts.

Boards of Directors
February 19, 2010

Valuation Conclusion
     It is our opinion that, as of February 19, 2010, the estimated aggregate pro forma valuation of the shares of the Company to be issued and outstanding at the end of the conversion offering – including (1) newly-issued shares representing the MHC’s current ownership interest in the Company and (2) exchange shares issued to existing public shareholders of ORIT – was $523,873,550 at the midpoint, equal to 52,387,355 shares at $10.00 per share. The resulting range of value and pro forma shares, all based on $10.00 per share, are as follows: $445,292,520 or 44,529,252 shares at the minimum; $602,454,580, or 60,245,458 shares at the maximum; and $692,822,770 or 69,282,277 shares, at the supermaximum (also known as “maximum, as adjusted”).
     Based on this valuation and taking into account the ownership interest represented by the shares owned by the MHC, the midpoint of the offering range is $390,000,000, equal to 39,000,000 shares at $10.00 per share. The resulting offering range and offering shares, all based on $10.00 per share, are as follows: $331,500,000, or 33,150,000 shares, at the minimum; $448,500,000 or 44,850,000 shares at the maximum; and $515,775,000 or 51,577,500 shares, at the supermaximum.
Establishment of the Exchange Ratio
     OTS regulations provide that in a conversion of a mutual holding company, the minority stockholders are entitled to exchange the public shares for newly issued shares in the fully converted company. The Boards of Directors of the MHC, ORIT and the Bank have independently determined the exchange ratio, which has been designed to preserve the current aggregate percentage ownership in the Company held by the public shareholders. The exchange ratio to be received by the existing minority shareholders of the Company will be determined at the end of the offering, based on the total number of shares sold in the subscription and syndicated offerings and the final appraisal. Based on the valuation conclusion herein, the resulting offering value and the $10.00 per share offering price, the indicated exchange ratio at the midpoint is 1.4143 shares of the Company for every one public share held by public shareholders. Furthermore, based on the offering range of value, the indicated exchange ratio is 1.2022 at the minimum, 1.6264 at the maximum and 1.8704 at the supermaximum. RP Financial expresses no opinion on the proposed exchange of newly issued Company shares for the shares held by the public stockholders or on the proposed exchange ratio.
Limiting Factors and Considerations
     The valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of the common stock. Moreover, because such valuation is determined in accordance with applicable OTS regulatory

Boards of Directors
February 19, 2010

guidelines and is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of common stock in the conversion offering, or prior to that time, will thereafter be able to buy or sell such shares at prices related to the foregoing valuation of the estimated pro forma market value thereof. The appraisal reflects only a valuation range as of this date for the pro forma market value of Oritani Financial immediately upon issuance of the stock and does not take into account any trading activity with respect to the purchase and sale of common stock in the secondary market on the date of issuance of such securities or at anytime thereafter following the completion of the second-step conversion.
     RP Financial’s valuation was based on the financial condition, operations and shares outstanding of Oritani Financial as of December 31, 2009, the date of the financial data included in the prospectus. The proposed exchange ratio to be received by the current public stockholders of ORIT and the exchange of the public shares for newly issued shares of Oritani Financial’s common stock as a full public company was determined independently by the Boards of Directors of the MHC, ORIT and the Bank. RP Financial expresses no opinion on the proposed exchange ratio to public stockholders or the exchange of public shares for newly issued shares.
     RP Financial is not a seller of securities within the meaning of any federal and state securities laws and any report prepared by RP Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities. RP Financial maintains a policy which prohibits RP Financial, its principals or employees from purchasing stock of its client institutions.
     This valuation will be updated as provided for in the conversion regulations and guidelines. These updates will consider, among other things, any developments or changes in the financial performance and condition of Oritani Financial, management policies, and current conditions in the equity markets for thrift shares, both existing issues and new issues. These updates may also consider changes in other external factors which impact value including, but not limited to: various changes in the legislative and regulatory environment for financial institutions, the stock market and the market for thrift stocks, and interest rates. Should any such new developments or changes be material, in our opinion, to the valuation of the shares, appropriate adjustments to the estimated pro forma market value will be made. The reasons for any

Boards of Directors
February 19, 2010

such adjustments will be explained in the update at the date of the release of the update. The valuation will also be updated at the completion of Oritani Financial’s stock offering.

Respectfully submitted,
RP® FINANCIAL, LC.

William E. Pommerening
Chief Executive Officer and
Managing Director

Gregory E. Dunn
Director

RP® Financial, LC.	TABLE OF CONTENTS
i
TABLE OF CONTENTS
ORITANI FINANCIAL CORP.
ORITANI BANK
Township of Washington, New Jersey

PAGE
DESCRIPTION	NUMBER
CHAPTER ONE OVERVIEW AND FINANCIAL ANALYSIS

Introduction	I.1
Plan of Conversion and Reorganization	I.2
Strategic Overview	I.3
Balance Sheet Trends	I.7
Income and Expense Trends	I.11
Interest Rate Risk Management	I.15
Lending Activities and Strategy	I.16
Asset Quality	I.19
Funding Composition and Strategy	I.20
Subsidiary Activities and Joint Venture Information	1.22
Legal Proceedings	I.23

CHAPTER TWO MARKET AREA

Introduction	II.1
National Economic Factors	II.2
Market Area Demographics	II.7
Local Economy	II.9
Unemployment Trends	II.10
Market Area Deposit Characteristics and Competition	II.11

CHAPTER THREE PEER GROUP ANALYSIS

Peer Group Selection	III.1
Financial Condition	III.6
Income and Expense Components	III.9
Loan Composition	III.12
Interest Rate Risk	III.14
Credit Risk	III.16
Summary	III.16

RP® Financial, LC.	TABLE OF CONTENTS
ii
TABLE OF CONTENTS
ORITANI FINANCIAL CORP.
ORITANI BANK
Township of Washington, New Jersey
(continued)

PAGE
DESCRIPTION	NUMBER
CHAPTER FOUR VALUATION ANALYSIS

Introduction	IV.1
Appraisal Guidelines	IV.1
RP Financial Approach to the Valuation	IV.1
Valuation Analysis	IV.2
1. Financial Condition	IV.3
2. Profitability, Growth and Viability of Earnings	IV.5
3. Asset Growth	IV.7
4. Primary Market Area	IV.7
5. Dividends	IV.9
6. Liquidity of the Shares	IV.9
7. Marketing of the Issue	IV.10
A. The Public Market	IV.10
B. The New Issue Market	IV.15
C. The Acquisition Market	IV.19
D. Trading in Oritani Financial’s Stock	IV.19
8. Management	IV.20
9. Effect of Government Regulation and Regulatory Reform	IV.21
Summary of Adjustments	IV.21
Valuation Approaches:	IV.21
1. Price-to-Earnings (“P/E”)	IV.23
2. Price-to-Book (“P/B”)	IV.26
3. Price-to-Assets (“P/A”)	IV.26
Comparison to Recent Offerings	IV.27
Valuation Conclusion	IV.27

RP® Financial, LC.	LIST OF TABLES
iii
LIST OF TABLES
ORITANI FINANCIAL CORP.
ORITANI BANK
Township of Washington, New Jersey

TABLE
NUMBER	DESCRIPTION	PAGE
1.1	Historical Balance Sheet Data	I.8
1.2	Historical Income Statements	I.12

2.1	Summary Demographic Data	II.8
2.2	Primary Market Area Employment Sectors	II.10
2.3	Unemployment Trends	II.11
2.4	Deposit Summary	II.12
2.5	Market Area Deposit Competitors	II.14

3.1	Peer Group of Publicly-Traded Thrifts	III.3
3.2	Balance Sheet Composition and Growth Rates	III.7
3.3	Income as a Pct. of Avg. Assets and Yields, Costs, Spreads	III.10
3.4	Loan Portfolio Composition and Related Information	III.13
3.5	Interest Rate Risk Measures and Net Interest Income Volatility	III.15
3.6	Credit Risk Measures and Related Information	III.17

4.1	Market Area Unemployment Rates	IV.8
4.2	Pricing Characteristics and After-Market Trends	IV.17
4.3	Market Pricing Comparatives	IV.18
4.4	Public Market Pricing	IV.25

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.1
I. OVERVIEW AND FINANCIAL ANALYSIS
Introduction
     Oritani Bank (the “Bank”), founded in 1911, is a New Jersey-chartered stock savings bank headquartered in Township of Washington, New Jersey. The Bank serves northeastern New Jersey through the main office and 21 full service branch offices, which are located in the counties of Bergen, Hudson and Passaic. A map of the Bank’s branch office locations is provided in Exhibit I-1. Oritani Bank is subject to regulation by the New Jersey Department of Banking and Insurance (the “Department”) and the Federal Deposit Insurance Corporation (the “FDIC”). Oritani Bank is a member of the Federal Home Loan Bank (“FHLB”) system, and its deposits are insured up to the regulatory maximums by the FDIC.
     Oritani Financial Corp. (“ORIT”) is the federally-chartered mid-tier holding company of the Bank. ORIT owns 100% of the outstanding common stock of the Bank. Since being formed in 1998, ORIT has been engaged primarily in the business of holding the common stock of the Bank. ORIT also maintains two limited liability companies that own a variety of real estate investments. ORIT completed its initial public offering on January 23, 2007, pursuant to which it sold 12,165,649 shares or 30% of its outstanding common stock to the public and issued 27,575,476 share or 68% of its common stock outstanding to Oritani Financial Corp., MHC (the “MHC”), the mutual holding company parent of ORIT. Additionally, the Bank contributed $1.0 million in cash and ORIT issued 811,037 shares of common stock or 2.0% of its common stock outstanding to the OritaniBank Charitable Foundation. Proceeds from the offering, including the value of shares issued to the charitable foundation but net of expenses were $127.6 million. Net deployable funds, after deducting for the ESOP shares and total contribution to the charitable foundation were $102.6 million. ORIT contributed $59.7 million of the proceeds to the Bank. The MHC and ORIT are savings and loan holding companies subject to regulation by the OTS. At December 31, 2009, ORIT had total assets of $2.0 billion, deposits of $1.2 billion and equity of $248.0 million, or 12.4%

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.2
of total assets. ORIT’s audited financial statements for the most recent period are included by reference as Exhibit I-2.
Plan of Conversion and Reorganization
     On February 19, 2010, the respective Boards of Directors of the MHC and ORIT adopted a Plan of Conversion and Reorganization (the “Plan of Conversion”) whereby the MHC will convert to stock form. As a result of the conversion, ORIT, which currently owns all of the issued and outstanding common stock of the Bank, will be succeed by a Delaware corporation with the name of Oritani Financial Corp. (“Oritani Financial” or the “Company”). Following the conversion, the MHC will no longer exist. For purposes of this document, the existing consolidated entity will hereinafter be referred to as Oritani Financial or the Company. As of December 31, 2009, the MHC’s ownership interest in Oritani Financial approximated 74.45% and the public stockholders’ ownership interest in Oritani Financial approximated 25.55%.
     It is our understanding that Oritani Financial will offer its stock, representing the majority ownership interest held by the MHC, in a subscription offering to Eligible Account Holders, Tax-Qualified Employee Stock Benefit Plans, including the Bank’s employee stock ownership plan (the “ESOP”), Supplemental Eligible Account Holders and Other Depositors, as such terms are defined for purposes of applicable federal regulatory requirements governing mutual-to-stock conversions. To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, the shares may be offered for sale in a syndicated offering to the public at large. Upon completing the mutual-to-stock conversion and stock offering (the “second-step conversion”), the Company will be 100% owned by public shareholders, the publicly-held shares of the Bank will be exchanged for shares in the Company at a ratio that retains their ownership interest at the time the conversion is completed and the MHC assets will be consolidated with the Company.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.3
Strategic Overview
     Oritani Financial maintains a local community banking emphasis, with a primary strategic objective of meeting the borrowing and savings needs of its markets in northeastern New Jersey. Oritani Financial is substantially a mortgage-based lender, emphasizing the origination of multi-family and commercial real estate loans secured primarily by properties in its regional market area. Loan growth has served as the primary source of the Company’s asset growth in recent years, particularly growth of multi-family and commercial real estate loans. In comparison to a traditional thrift lender, which emphasizes the origination of 1-4 family loans, such loans constitute the second largest concentration of the Company’s loan portfolio composition. The Company’s lending activities also include diversification into construction and land loans and second mortgage and home equity loans, while commercial business loans and consumer loans constitute very minor areas of lending diversification for Oritani Financial. Retail and commercial deposits generated through the local customer base serve as the primary funding source for Oritani Financial, while borrowings from the FHLB serve as an alternative funding source for purposes of managing funding costs and interest rate risk.
     The Company’s lending emphasis on multi-family and commercial real estate loans implies a greater degree of credit risk compared to loan portfolios that reflect higher concentrations of lower balance 1-4 family loans. Oritani Financial has sought to limit the credit risk exposure associated with its lending strategy, through emphasizing origination of loans that area secured by properties in its regional market area, developing lending relationships with favorable credit histories and strictly adhering to the Company’s underwriting criteria for all loan originations. However, in recent years, credit quality measures for the Company’s loan portfolio have shown unfavorable favorable trends, reflecting the impact that the national recession has had on Company’s lending markets. Most of the deterioration in the Company’s credit quality has consisted of an increase in non-performing loans, which are primarily secured by multi-family and commercial properties. Construction and land loans constitute the second largest concentration of non-performing loans held by the Company, with such

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.4
lending currently being de-emphasized by the Company until economic and housing market conditions improve. To address the deterioration in credit quality and increased loan charge-offs, the Company has established significantly higher loan loss provisions during the past two and one-half fiscal years.
     Investments serve as a supplement to the Company’s lending activities, with U.S. Government and federal agency obligations accounting for the largest concentration of the Company’s investments. Oritani Financial’s other investment holdings include mortgage-backed securities, corporate bonds, mutual funds, equity securities and FHLB stock. During fiscal years 2008 and 2009 and the first six months of 2010, the Company recorded net losses on the sale and write down of securities of $998,000, $2.0 million and $190,000, respectively. Most of the losses were related to the Company’s holdings of mutual funds and equity securities that were deemed other than temporarily impaired (“OTTI”) resulting in non-cash impairment charges to earnings. The Company’s current investment strategy has been to emphasize investments in U.S. Government and federal agency obligations.
     Deposits generated from residents and businesses within the Company’s primary market area have consistently served as the primary funding source for the Company’s lending and investment activities. Certificate of deposits (“CDs”) comprise the largest portion of the Company’s deposit base, with the balance consisting of lower costing transaction and saving accounts. Oritani Financial utilizes borrowings as a supplemental funding source to facilitate management of funding costs and interest rate risk, with FHLB advances accounting for substantially all of the borrowings currently held by the Company.
     Oritani Financial’s earnings base is largely dependent upon net interest income and operating expense levels. Net interest income has consistently been maintained at somewhat of a moderate level, reflecting the Company’s maintenance of a relatively high interest-earning assets-to-interest-bearing liabilities (“IEA/IBL”) ratio being somewhat negated by relatively low yield-cost spreads. The Company’s strong IEA/IBL ratio has been supported by maintenance of a strong capital position, which, in turn, has provided for a low level of interest-bearing liabilities relative to total assets. Relatively

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.5
high funding costs have largely accounted for the narrow net interest rate spreads maintained by the Company, reflecting a deposit composition concentrated in CDs and utilization of FHLB advances with laddered terms out to ten yeas.
     Operating expenses have been maintained at relatively low levels, reflecting efficiency in operations and relatively low personnel requirements for implementation of the Company’s operating strategy. In particular, the Company’s maintains a high ratio of assets per employee, which is supported by the relatively lower staffing needs for origination and servicing of larger balance commercial real estate and multi-family loans, as compared to lower balance 1-4 family and consumer loans. A funding composition concentrated in CDs and borrowings further support containment of operating expenses, given the lower servicing requirements of such funds relative to transaction and savings accounts. While the Company’s implementation of a fairly streamlined operating strategy has supported containment of operating expenses, it has also limited development of revenues from non-interest income sources. Accordingly, income generated from such sources as fees and service charges has been a relatively modest contributor to the Company’s earnings. In fact, income generated through real estate investment activities has been the largest source of non-interest operating income for the Company.
     A key component of the Company’s business plan is to complete a second-step conversion offering. Notably, in recent years the Company has realized strong asset growth generated largely through loan growth, which has provided for leveraging of the Company’s capital position from levels maintained when the initial public offering was completed in 2007. Accordingly, the additional equity capital raised in the conversion will provide a larger capital cushion to sustain recent growth trends, as well as better posture the Company to realize growth through acquisitions of local thrifts, commercial banks or other financial service providers as opportunities arise. As a fully-converted institution, the Company’s greater capacity to offer stock as consideration may facilitate increased opportunities to grow through acquisition. At this time, the Company has no specific plans for expansion through acquisition, but as part of its business plan will continue to evaluate opportunities to expand through establishing de novo branches

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.6
that will facilitate increased penetration of the Company’s market in northeast New Jersey.
     The post-offering business plan of the Company is expected to focus on operating and growing a profitable institution serving retail customers and businesses in local markets. Specifically, Oritani Financial will continue to be an independent community-oriented financial institution with a commitment to local real estate financing with operations funded by retail deposits, borrowings, equity capital and internal cash flows. The additional capital realized from stock proceeds will increase liquidity to support funding of future loan growth and other interest-earning assets. In the prevailing economic and credit environment, the Company’s higher post-conversion capital position represents a source of strength to absorb potential losses resulting from credit quality deterioration. Oritani Financial’s higher capital position resulting from the infusion of stock proceeds will also serve to reduce interest rate risk, particularly through enhancing the Company’s IEA/IBL ratio. The additional funds realized from the stock offering will provide an alternative funding source to deposits and borrowings in meeting the Company’s future funding needs, which may facilitate a reduction in Oritani Financial’s funding costs. The projected uses of proceeds are highlighted below.
o	Oritani Financial Corp. The Company is expected to retain up to 50% of the net offering proceeds. At present, funds maintained by the Company, net of the loan to the ESOP, are expected to be invested into short-term investment grade securities and liquid funds. Over time, the funds may be utilized for various corporate purposes, possibly including funding the Company’s subsidiary activities, acquisitions, infusing additional equity into the Bank, repurchases of common stock, and the payment of cash dividends.

o	Oritani Bank. Approximately 50% of the net stock proceeds will be infused into the Bank in exchange for all of the Bank’s stock. Cash proceeds (i.e., net proceeds less deposits withdrawn to fund stock purchases) infused into the Bank are anticipated to become part of general operating funds, and are expected to be primarily utilized to fund loan growth over time.
     Overall, it is the Company’s objective to pursue growth that will serve to increase returns, while, at the same time, growth will not be pursued that could potentially compromise the overall risk associated with Oritani Financial’s operations.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.7
Balance Sheet Trends
     Table 1.1 shows the Company’s historical balance sheet data for the past five and one-half fiscal years. From fiscal year end 2005 through December 31, 2009, Oritani Financial’s assets increased at a 15.4% annual rate. Most of the Company’s asset growth occurred following the initial public offering in 2007, with loan growth providing the primary source of asset growth during the period. Asset growth was funded by a combination of deposit growth and increased utilization of borrowings. A summary of Oritani Financial’s key operating ratios for the past five and one-half fiscal years is presented in Exhibit I-3.
     Oritani Financials loans receivable portfolio increased at a 25.2% annual rate from fiscal year end 2005 through December 31, 2009, with the loan portfolio exhibiting an upward trend throughout the period. The loans receivable balance at December 31, 2009 was $1.4 billion. The Company’s higher rate of loan growth compared to asset growth served to increase the loans-to-assets ratio from 46.9% at fiscal year end 2005 to 67.6% at fiscal year end 2009.
     Commercial real estate and multi-family loans represent the largest concentration in the Company’s loan portfolio and have been the primary source loan growth since fiscal year end 2005. Trends in the Company’s loan portfolio composition over the past five and one-half fiscal years show that the concentration of commercial real estate and multi-family loans comprising total loans increased from 54.1% of total loans at fiscal year end 2005 to 66.9% of total loans at December 31, 2009. The second largest concentration of loans in the Company’s loan portfolio consists of 1-4 family permanent mortgage loans, which decreased from 29.4% of total loans at fiscal year end 2005 to 18.8% of total loans at December 31, 2009. While the concentration of 1-4 family loans in the loan portfolio has decreased steadily since fiscal year end 2005, the Company’s outstanding balance of 1-4 family loans has trended higher since fiscal year end 2005. Construction and land loans comprised the third largest concentration of the loan portfolio and have become a larger portion of the loan portfolio since fiscal year end 2005. Construction and land loans increased from 4.9% of total loans at fiscal year end 2005 to 9.0% of total loans at December 31, 2009. Comparatively, second mortgage

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.8
Table 1.1
Oritani Financial Corp.
Historical Balance Sheet Data

													6/30/05-
													12/31/09
	At Fiscal Year Ended June 30,										At December 31,		Annual.
	2005		2006		2007		2008		2009		2009		Growth Rate
	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Pct
	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	(%)
Total Amount of:
Assets	$1,051,702	100.00%	$1,031,421	100.00%	$1,194,443	100.00%	$1,443,294	100.00%	$1,913,521	100.00%	$2,006,874	100.00%	15.44%
Cash and cash equivalents	18,183	1.73%	7,274	0.71%	63,526	5.32%	8,890	0.62%	135,369	7.07%	26,332	1.31%	8.58%
Investment securities	86,420	8.22%	23,914	2.32%	40,858	3.42%	22,285	1.54%	144,419	7.55%	320,439	15.97%	33.81%
Mortgage-backed securities	397,763	37.82%	292,121	28.32%	256,379	21.46%	313,159	21.70%	247,420	12.93%	184,695	9.20%	-15.67%
Loans receivable, net	493,554	46.93%	643,064	62.35%	758,542	63.51%	1,007,077	69.78%	1,278,623	66.82%	1,357,157	67.63%	25.20%
FHLB stock	9,088	0.86%	9,367	0.91%	10,619	0.89%	21,547	1.49%	25,549	1.34%	25,481	1.27%	25.75%
Bank owned life insurance	18,988	1.81%	24,381	2.36%	25,365	2.12%	26,425	1.83%	29,385	1.54%	29,973	1.49%	10.68%
Investments in real estate joint ventures	5,438	0.52%	6,233	0.60%	6,200	0.52%	5,564	0.39%	5,767	0.30%	5,836	0.29%	1.58%

Deposits	$702,980	66.84%	$688,646	66.77%	$695,757	58.25%	$698,932	48.43%	$1,127,630	58.93%	$1,210,507	60.32%	12.84%
Borrowings	182,129	17.32%	169,780	16.46%	196,661	16.46%	433,672	30.05%	508,991	26.60%	507,439	25.29%	25.57%

Equity	$141,796	13.48%	$150,135	14.56%	$272,570	22.82%	$278,975	19.33%	$240,098	12.55%	$247,950	12.36%	13.22%

Loans/Deposits		70.21%		93.38%		109.02%		144.09%		113.39%		112.11%

Full Service Banking Offices Open	21		19		19		19		21		21

(1)	Ratios are as a percent of ending assets.
Sources: Oritani Financial’s prospectus, audited and unaudited financial statements and RP Financial calculations.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.9
and home equity loans decreased from 11.1% of total loans at fiscal year end 2005 to 3.7% of total loans at December 31, 2009, reflecting a slight decline in the balance of those loans since fiscal year end 2005. Other loans held by Company, which consist substantially of commercial business loans, increased from 0.5% of total loans at fiscal year end 2005 to 1.6% of total loans at December 31, 2009.
     The intent of the Company’s investment policy is to provide adequate liquidity and to generate a favorable return within the context of supporting Oritani Financial’s overall credit and interest rate risk objectives. It is anticipated that proceeds retained at the holding company level will initially be primarily invested into investments with short-term maturities. Over the past five and one-half fiscal years, the Company’s level of cash and investment securities (inclusive of FHLB stock) ranged from a low of 25.4% of assets at fiscal year end 2008 to a high of 48.6% of assets at fiscal year end 2005. Recent trends in the composition of the Company’s investments show a decrease in mortgage-backed securities and an increase in other investment securities consisting primarily of U.S. Government and agency obligations.
     The Company held $184.7 million of mortgage backed securities at December 31, 2009, with the portfolio consisting almost entirely of securities guaranteed or insured by a GSE. As of December 31, 2009, $86.2 million of the mortgage-backed securities portfolio was maintained as held to maturity and $98.5 million of the portfolio was maintained as available for sale. Investments other than mortgage-backed securities totaled $320.4 million at December 31, 2009 and the entire portfolio was maintained as available for sale. As of December 31, 2009, the investment portfolio consisted of U.S. Government and federal agency obligations ($311.2 million), corporate bonds ($2.1 million), a mutual fund that holds adjustable rate mortgage loans and similar securities ($5.4 million) and equity securities consisting of financial industry common stock ($1.8 million). As of December 31, 2009, the Company maintained a net unrealized gain of $4.1 million on all investment securities maintained as available for sale. Exhibit I-4 provides historical detail of the Company’s investment portfolio. Other investments held by Company at December 31, 2009 consisted of $25.5 million of FHLB stock. The

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
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Company also held cash and cash equivalents amounting to $26.3 million or 1.3% of assets at December 31, 2009.
     The Company also maintains an investment in bank-owned life insurance (“BOLI”) policies, which cover the lives of most of the Company’s management employees. The purpose of the investment is to provide funding for the benefit plans of the covered individuals. The life insurance policies earn tax-exempt income through cash value accumulation and death proceeds. As of December 31, 2009, the cash surrender value of the Company’s BOLI equaled $30.0 million.
     Over the past five and one-half fiscal years, Oritani Financial’s funding needs have been addressed through a combination of deposits, borrowings and internal cash flows. From fiscal year end 2005 through December 31, 2009, the Company’s deposits increased at a 12.8% annual rate. Most of the Company’s deposit growth occurred during fiscal 2009, as the balance of deposits was maintained at a relatively stable level from fiscal year end 2005 through fiscal year end 2008. Over the five and one-half year period covered in Table 1.1, deposits as a percent of assets ranged from a high of 66.8% at fiscal year end 2005 to a low of 48.4% at fiscal year end 2008. As of December 31, 2009, deposits equaled 60.3% of assets. CDs have consistently accounted for the largest concentration of the Company’s deposit composition; although, deposit growth since fiscal year end 2008 has been largely sustained through growth of transaction account deposits.
     Borrowings serve as an alternative funding source for the Company to address funding needs for growth and to support management of deposit costs and interest rate risk. From fiscal ear end 2005 through December 31, 2009, borrowings increased at an annual rate of 25.6%. Over the five and one-half year period covered in Table 1.1, borrowings as a percent of assets ranged from a low of 16.5% at fiscal year end 2006 to a high of 30.1% at fiscal year end 2008. As of December 31, 2009, borrowings equaled 25.3% of assets. Borrowings held by the Company at December 31, 2009 consisted substantially of FHLB advances with ladders terms out to ten years.
     The Company’s equity increased at a 13.2% annual rate from fiscal year end 2005 through December 31, 2009, with most of the increase occurring during fiscal year

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2007 in connection with the Company’s initial public offering. From fiscal year end 2005 through fiscal year end 2007, the Company’s equity-to-assets ratio increased from 13.5% to 22.8%. Since fiscal year end 2007, strong asset growth has leveraged the Company’s equity to equal 12.4% of assets at December 31, 2009. All of the Company’s capital is tangible capital, and Oritani Bank maintained capital surpluses relative to all of its regulatory capital requirements at December 31, 2009. The addition of stock proceeds will serve to strengthen the Company’s capital position, as well as support growth opportunities. At the same time, the significant increase in Oritani Financial’s pro forma capital position will initially depress its ROE.
Income and Expense Trends
     Table 1.2 shows the Company’s historical income statements for the past five fiscal years and for the twelve months ended December 31, 2009. The Company’s reported earnings over the past five fiscal years, ranged from $5.6 million or 0.33% of average assets in fiscal 2009 to $11.0 million or 0.94% of average assets in fiscal 2007. For the twelve months ended December 31, 2009, the Company reported net income of $10.4 million or 0.56% of average assets. Net interest income and operating expenses represent the primary components of the Company’s earnings. Non-interest operating income has been somewhat of limited but stable source of earnings for the Company. Loan loss provisions have become a more significant factor in the Company’s earnings over the past two and one-half fiscal years, while non-operating items have had a varied impact on the Company’s earnings over the past five and one-half fiscal years.
     Over the past five and one-half fiscal years, the Company maintained a fairly stable net interest income to average assets ratio ranging from a low of 2.60% during fiscal 2009 to a high of 2.72% during the twelve months ended December 31, 2009. The increase in the Company’s net interest income ratio during the most recent twelve month period reflects the favorable impact that the decline in short-term interest rates and resulting steeper yield curve has had on the Company’s interest rate spread. Growth of comparatively higher yielding commercial real estate and multi-family loans and comparatively lower costing transaction account deposits contributed to the

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Table 1.2
Oritnai Financial Corp.
Historical Income Statements

	For the Fiscal Year Ended June 30,										For the 12 months
	2005		2006		2007		2008		2009		Ended 12/31/09
	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)
	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)
Interest income	$46,439	4.46%	$51,276	4.91%	$63,349	5.40%	$71,591	5.43%	$88,429	5.26%	$97,156	5.19%
Interest expense	(18,349)	-1.76%	(23,522)	-2.25%	(32,829)	-2.80%	(37,208)	-2.82%	(44,500)	-2.64%	(46,061)	-2.46%

Net interest income	$28,090	2.70%	$27,754	2.66%	$30,520	2.60%	$34,383	2.61%	$43,929	2.60%	$51,095	2.72%
Provision for loan losses	(800)	-0.08%	(1,500)	-0.14%	(1,210)	-0.10%	(4,650)	-0.35%	(9,880)	-0.59%	(9,555)	-0.51%

Net interest income after provisions	$27,290	2.62%	$26,254	2.51%	$29,310	2.50%	$29,733	2.26%	$34,049	2.02%	$41,540	2.22%

Other operating income	$2,877	0.28%	$4,116	0.39%	$4,795	0.41%	$4,838	0.37%	$4,825	0.29%	$5,117	0.27%
Operating expense	(14,800)	-1.42%	(17,524)	-1.68%	(16,139)	-1.37%	(19,491)	-1.48%	(27,257)	-1.62%	(29,835)	-1.59%

Net operating income	$15,367	1.48%	$12,846	1.23%	$17,966	1.53%	$15,080	1.14%	$11,617	0.69%	$16,822	0.90%

Non-Operating Income
Gain(loss) on sale and writedown of securities	($1,214)	-0.12%	($355)	-0.03%	—	0.00%	($998)	-0.08%	($2,045)	-0.12%	($435)	-0.02%
Gain(loss) on sale of fixed assets	—	0.00%	799	0.08%	514	0.04%	—	0.00%	—	0.00%	1,043	0.06%
Contribution to charitable foundation	—	0.00%	—	0.00%	(9,110)	-0.78%	—	0.00%	—	0.00%	—	0.00%
Gain on sale of REI	—	0.00%	—	0.00%	—	0.00%	1,096	0.08%	—	0.00%	—	0.00%

Net non-operating income	($1,214)	-0.12%	$444	0.04%	($8,596)	-0.73%	$98	0.01%	($2,045)	-0.12%	$608	0.03%

Net income before tax	$14,153	1.36%	$13,290	1.27%	$9,370	0.80%	$15,178	1.15%	$9,572	0.57%	$17,430	0.93%
Income tax provision	(5,193)	-0.50%	(4,827)	-0.46%	1,664	0.14%	(6,218)	-0.47%	(4,020)	-0.24%	(7,011)	-0.37%

Net income (loss)	$8,960	0.86%	$8,463	0.81%	$11,034	0.94%	$8,960	0.68%	$5,552	0.33%	$10,419	0.56%

Adjusted Earnings
Net income	$8,960	0.86%	$8,463	0.81%	$11,034	0.94%	$8,960	0.68%	$5,552	0.33%	$10,419	0.56%
Add(Deduct): Net gain/(loss) on sale	1,214	0.12%	(444)	-0.04%	8,596	0.73%	(98)	-0.01%	2,045	0.12%	(608)	-0.03%
Tax effect (2)	(473)	-0.05%	173	0.02%	(3,352)	-0.29%	38	0.00%	(798)	-0.05%	237	0.01%

Adjusted earnings	$9,701	0.93%	$8,192	0.78%	$16,278	1.39%	$8,900	0.68%	$6,799	0.40%	$10,048	0.54%

Expense Coverage Ratio (3)	1.90		1.58		1.89		1.76		1.61		1.71
Efficiency Ratio (4)	47.7%		55.0%		45.7%		49.7%		56.0%		53.2%

(1)	Ratios are as a percent of average assets.

(2)	Assumes a 39.0% effective tax rate.

(3)	Expense coverage ratio calculated as net interest income before provisions for loan losses divided by operating expenses.

(4)	Efficiency ratio calculated as operating expenses divided by the sum of net interest income before provisions for loan losses plus other income (excluding net gains).
Sources: Oritani Financial’s prospectus, audited & unaudited financial statements and RP Financial calculations.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.13
improvement in the Company’s net interest rate spread as well. The Company’s interest rate spread increased from 2.42% during the six months ended December 31, 2008 to 2.75% during the six months ended December 31, 2009, which was the result of a more significant decline in funding costs relative to yields earned on interest-earning assets. The Company’s net interest rate spreads and yields and costs for the past five and one-half fiscal years are set forth in Exhibits I-3 and I-5.
     Non-interest operating income has been a fairly stable, but somewhat limited, contributor to the Company’s earnings over the past five and one-half fiscal years, reflecting the Company’s limited diversification into products and services that generate non-interest operating income. Throughout the period shown in Table 1.2, sources of non-interest operating income have ranged from a low of 0.27% of average assets during the twelve months ended December 31, 2009 to 0.41% of average assets during fiscal 2007. Customer service charges, real estate operations, income from investments in real estate joint ventures and income earned on BOLI constitute the largest sources of non-interest operating income for the Company.
     Operating expenses represent the other major component of the Company’s earnings, ranging from a low of 1.37% of average assets during fiscal 2007 to a high of 1.62% of average assets during fiscal 2009. For the twelve months ended December 31, 2009, the Company reported operating expenses of $29.8 million or 1.59% of average assets. Notwithstanding the increase in the Company’s operating expense ratio since fiscal 2008, the Company has effectively maintained a relatively low operating expense ratio throughout the period shown in Table 1.2. As previously noted, the Company’s relative low operating expense ratio is supported by a current operating strategy that is not highly diversified and has limited staffing needs relative to total asset size. As of December 31, 2009, the Company’s ratio of assets per full time equivalent employee equaled $11.3 million, versus $6.1 million for all publicly-traded thrifts. The higher operating expenses recorded during fiscal 2009 and for the most recent twelve month period reflect higher compensation costs associated with adding personnel to support implementation of growth strategies, a full year of amortization expense for

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.14
stock benefit plans that were awarded in May 2008 and an increase in the Company’s FDIC insurance premium.
     Overall, the general trends in the Company’s net interest margin and operating expense ratio since fiscal 2005 reflect a decrease in core earnings, as indicated by the Company’s expense coverage ratio (net interest income divided by operating expenses). Oritani Financial’s expense coverage ratio equaled 1.90 times during fiscal 2005 versus a ratio of 1.71 times during the twelve months ended December 31, 2009. The decrease in the expense coverage ratio resulted from a more significant increase in the operating expense ratio compared to the increase in the net interest income ratio. Similarly, Oritani Financial’s efficiency ratio (operating expenses, net of amortization of intangibles, as a percent of the sum of net interest income and other operating income) of 47.7% during fiscal 2005 was more favorable than its efficiency ratio of 53.2% for the twelve months ended December 31, 2009.
     Over the past five and one-half fiscal years, loan loss provisions established by the Company ranged from a low of 0.08% of average assets during fiscal 2005 to a high of 0.59% of average assets during fiscal 2009. For the twelve months ended December 31, 2009, loan loss provisions equaled 0.51% of average assets. The high loan provisions established during recent periods reflect an increase in non-performing loans, an increase in net loan charge-offs and the impact of the recession on the Company’s lending markets, as well significant loan growth including growth of higher risk types of loans such as commercial real estate and multi-family loans. As of December 31, 2009, the Company maintained valuation allowances of $22.2 million, equal to 1.63% of net loans receivable and 42.70% of non-accruing loans. Exhibit I-6 sets forth the Company’s loan loss allowance activity during the past five and one-half years.
     Non-operating income over the past five and one-half fiscal years has typically been somewhat of limited factor in the Company’s earnings, consisting of gains and losses on the sale and write down of investment securities and gains in the sale of assets and real estate held for investment. The most significant non-operating items recorded during the five and one-half period covered in Table 1.2 was the one time $9.1

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.15
million charitable contribution expense recorded during fiscal 2007 in connection with the Company’s initial public offering. Exclusive of the charitable contribution expense, net non-operating income over the past five and one-half fiscal years ranged from a loss of 0.12% of average assets during fiscal 2009 to income of 0.04% of average assets during fiscal years 2006 and 2007 and for the twelve months ended December 31, 2009. Non-operating income equaled $608,000 or 0.03% of average assets during the twelve months ended December 31, 2009, which consisted of a $435,000 net loss on the sale and write down of securities and a $1.1 million gain on the sale of a commercial property. Overall, the various items that comprise the Company’s non-operating income are not viewed to be part of the Company’s core or recurring earnings base.
     The Company’s effective tax rate ranged from 17.76% during fiscal 2007, which was a tax benefit, to 42.00% during fiscal 2009. For the twelve months ended December 31, 2009, the Company’s effective tax rate was 40.22%. As set forth in the prospectus, the Company’s marginal effective statutory tax rate is 39.0%.
Interest Rate Risk Management
     The Company’s balance sheet is liability-sensitive in the short-term (less than one year) and, thus, the net interest margin will typically be adversely affected during periods of rising and higher interest rates, as well as in the interest rate environment that generally prevailed during 2006 and 2007, in which the yield curve was flat or inverted. Comparatively, the Company’s net interest margin has benefited from recent interest rate trends, which has provided for a steeper yield curve as the result of a decline in short-term interest rates. As of December 31, 2009, an analysis of the Company’s net portfolio value (“NPV”) indicated that a 2.0% instantaneous and sustained increase in interest rates would result in a 20.9% decline in Oritani Financial’s NPV (see Exhibit I-7).
     The Company pursues a number of strategies to manage interest rate risk, particularly with respect to seeking to limit the repricing mismatch between interest rate sensitive assets and liabilities. The Company manages interest rate risk from the asset side of the balance sheet through investing in securities with relatively short durations,

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.16
maintaining most investments as available for sale and through lending diversification that places emphasis on the origination of shorter term fixed rate loans, adjustable rate loans or balloon loans. As of December 31, 2009, of the Company’s total loans due after December 31, 2010, ARM loans comprised 46.4% of those loans (see Exhibit I-8). On the liability side of the balance sheet, management of interest rate risk has been pursued through utilizing long-term FHLB borrowings and through emphasizing growth of lower costing and less interest rate sensitive transaction and savings account deposits. Transaction and savings account deposits comprised 43.4% of the Company’s deposits at December 31, 2009.
     The infusion of stock proceeds will serve to further limit the Company’s interest rate risk exposure, as most of the net proceeds will be redeployed into interest-earning assets and the increase in the Company’s capital position will lessen the proportion of interest rate sensitive liabilities funding assets.
Lending Activities and Strategy
     The markets served by Oritani Financial are largely urban and suburban in nature, as characterized by a large number of apartment buildings, condominiums, office buildings and other types of commercial properties. As a result, for many years, Oritani Financial has emphasized multi-family and commercial mortgage lending. Beyond multi-family and commercial real estate loans, lending diversification by the Company has emphasized 1-4 family permanent mortgage loans and construction and land loans. Second mortgage and home equity loans have been an active lending area for the Company as well, while the Company’s diversification into non-mortgage types of lending has been limited. Exhibit I-9 provides historical detail of Oritani Financial’s loan portfolio composition over the past five and one-half years and Exhibit I-10 provides the contractual maturity of the Company’s loan portfolio by loan type as of December 31, 2009.
     Commercial real estate and multi-family loans are generally originated up to a maximum loan-to-value (“LTV”) ratio of 80% and typically require a minimum debt-coverage ratio of 1.2 times based on current loan rates. In the prevailing credit

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.17
environment, the Company has generally required a lower LTV ratio than 80.0% and a higher debt-coverage ratio than 1.2 times. Commercial real estate and multi-family loans are typically offered as 10 year balloon loans which reprice after five years. Commercial real and multi-family loans are generally amortized over 25 years, with a maximum amortization period of 30 years. Most of the commercial real estate and multi-family loans held in the Company’s loan portfolio consist of loans originated by the Company, but also included a limited amount of purchased loan participations that are subject to the Company’s underwriting criteria. Commercial real estate and multi-family loans are secured by properties within the Company’s regional market area, which includes properties secured by mixed-use properties, office buildings, retail stores, commercial warehouses and apartment buildings. The largest commercial real estate loan in the Company’s loan portfolio at December 31, 2009 was a $21.0 million loan secured by a shopping mall in Ocean County, New Jersey, which was performing in accordance with its terms at December 31, 2009. The Company’s largest commercial real estate lending relationship is with a real estate investor that had an aggregate outstanding loan balance of $47.7 million at December 31, 2009, which consisted of properties located mainly in Oritani Financial’s primary market area. All of the loans with the Company’s largest lending relationship were performing in accordance with their terms at December 31, 2009. Oritani Financial intends to continue to emphasize the origination of commercial real estate and multi-family loans, as the Company has been effective in establishing a lending niche in the $1 million to $5 million range. As of December 31, 2009, the Company’s commercial real estate and multi-family loan portfolio totaled $924.8 million or 66.9% of total loans outstanding.
     Oritani Financial offers both fixed rate and adjustable rate 1-4 family permanent mortgage loans, which are all generally retained for investment and underwritten to Freddie Mac guidelines. ARM loans offered by the Company include loans that reprice every one or three years, as well as loans which reprice annually after an initial fixed rate period of five, seven or ten years. ARM loans are amortized for terms of up to 30 years and are indexed to the weekly average yield on U.S. Treasuries adjusted to a constant maturity of one year. Fixed rate loans are originated for terms of up to 40 years. The Company maintains a maximum lending limit of $2.0 million for loans

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.18
secured by 1-4 family properties and does not originate or purchase any sub-prime loans. As of December 31, 2009, the Company’s outstanding balance of 1-4 family loans equaled $260.1 million or 18.8% of total loans outstanding.
     The Company’s 1-4 family lending activities include home equity loans and home equity lines of credit. Home equity loans are amortizing loans with terms of up to 30 years and are offered with fixed and adjustable rates. Home equity lines of credit are floating rate loans indexed to the prime rate as published in The Wall Street Journal. The Company will originate home equity loans and lines of credit up to a maximum LTV ratio of 80.0%, inclusive of other liens on the property. As of December 31, 2009, the Company’s outstanding balance of home equity loans and home equity lines of credit equaled $51.0 million or 3.7% of total loans outstanding.
     Construction loans originated by the Company consist primarily of loans to finance the construction of 1-4 family residences and, to a lesser extent, construction loans for commercial development projects. The Company’s 1-4 family construction lending activities consist of construction financing for construction/permanent loans and speculative loans that are extended to experienced builders in the Company’s market area. Residential construction loans are offered up to a LTV ratio of 75.0% of the appraised value of the land and 100.0% of the costs associated with the construction. Residential construction loans require payment of interest only during the construction period for terms of up to 24 months. Commercial real estate construction loans generally require a commitment for permanent financing to be in place prior to closing construction loan and are originated up to a LTV ratio of 80.0%. At December 31, 2009, the largest outstanding commercial construction loan balance was for $15.3 million and is secured by a condominium project. This loan is one of two loans to the same borrower totaling $15.9 million that have been classified as non-accrual and considered impaired with a specific reserve of $1.7 million at December 31, 2009. Oritani Financial charged-off $4.5 million of the construction loan as of December 31, 2009. The Company curtailed its construction lending activities in 2009, based on the increased credit risk associated with such lending in the prevailing market environment. The Company is expected to continue to de-emphasize its construction lending activities for

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.19
the foreseeable future. As of December 31, 2009, Oritani Financial’s outstanding balance of construction loans totaled $124.9 million or 9.0% of total loans outstanding.
     Oritani Financial’s diversification into non-mortgage loans consists substantially of commercial business loans, as the Company is not active in the origination of consumer loans other than home equity loans and lines of credit. Commercial business loans consist of unsecured loans for working capital purposes or are secured by business assets. In 2009, the Company curtailed its commercial business lending activities. Other non-mortgage loans held by the Company consist of a very small balance of loans secured by deposits. As of December 31, 2009, Oritani Financial’s outstanding balance of non-mortgage loans equaled $21.6 million or 1.6% of total loans outstanding.
Asset Quality
     Historically, the Company’s credit quality measures implied limited credit risk exposure, as highlighted by the favorably low ratios maintained for non-performing loans and non-performing assets during fiscal years ended 2005 through 2007. During the three year period, Oritani Financial’s balance of non-performing assets ranged from a low of zero non-performing assets at fiscal year end 2007 to a high of 0.04% of assets at fiscal year end 2006. Comparatively, with the onset of the recession in the Company’s lending markets, the Company has experienced credit quality deterioration in its loan portfolio during the past two and one-half fiscal years. Credit quality deterioration has been most evident in the Company’s holdings of commercial real estate/multi-family loans and construction/land loans. Total non-performing assets increased from a zero balance at fiscal year end 2007 to $14.2 million or 1.39% of assets at fiscal year end 2008 and then spiked sharply higher to total $52.5 million or 2.74% of assets at fiscal year end 2009. The balance of non-performing assets stabilized during the six month period ended December 31, 2009, as the Company’s non-performing asset balance totaled $52.5 million or 2.62% of assets at December 31, 2009. As shown in Exhibit I-11, non-performing assets at June 30, 2009 consisted of $51.9 million of non-accruing loans and $600,000 of real estate owned.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.20
     Commercial real estate and construction loans constituted the major concentrations of the Company’s non-accruing loan balance at December 31, 2009, with a few large loans accounting for a significant portion of those concentrations. The significant components of the Company’s non-accruing loan balance at December 31, 2009 were: (1) two loans to one borrower totaling $15.0 million secured by a construction project and raw land with all building approvals in Northern New Jersey; (2) a $7.9 million loan secured by a retail mall in Northern New Jersey; (3) three loans to one borrower totaling $5.8 million secured by various warehouse properties in Rockland, Nassau and Westchester counties, New York; (4) a $14.1 million loan secured by a multi-tenant commercial property in Hudson County, New Jersey; (5) a $3.1 million loan secured by a commercial property in Bergen County, New Jersey; (6) a $1.1 million loan secured by a multi-family property in Hudson County, New Jersey; and (7) a $2.3 million residential construction loan for two luxury homes and an improved lot located in Essex County, New Jersey. Of the non-accruing loans held by the Company at December 31, 2009, $13.9 million were under contracts for sale and the contracts were expected to close during the quarter ended March 31, 2010.
     To track the Company’s asset quality and the adequacy of valuation allowances, Oritani Financial has established detailed asset classification policies and procedures which are consistent with regulatory guidelines. Classified assets are reviewed monthly by senior management and the Board. Pursuant to these procedures, when needed, the Company establishes additional valuation allowances to cover anticipated losses in classified or non-classified assets. To address deterioration in credit quality and increases in loan charge-offs, the Company significantly increased the amount of loan loss provisions established during the past two and one-half fiscal years. As of December 31, 2009, the Company maintained allowances for loan losses of $22.2 million, equal to 1.61% of net loans receivable and 42.7% of non-performing loans.
Funding Composition and Strategy
     Deposits have consistently served as the Company’s primary funding source and at December 31, 2009 deposits accounted for 70.5% of Oritani Financial’s interest-

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.21
bearing funding composition. Exhibit I-12 sets forth the Company’s deposit composition for the past three and one-half fiscal years. CDs constitute the largest component of the Company’s deposit composition, although the concentration of CDs comprising total deposits declined during the most recent six month period. As of December 31, 2009, the CD portfolio totaled $685.5 million or 56.6% of total deposits, versus comparable measures of $691.2 million and 61.3% of total deposits at fiscal year end 2009. During the most recent six month period, the shift in the Company’s funding composition towards a higher concentration of transaction and savings account deposits was realized through a slight decline in CDs and growth of transaction and savings account deposits. As of December 31, 2009, jumbo CDs (CD accounts with balances of $100,000 or more) amounted to $240.3 million or 35.1% of total CDs. Jumbo CDs with scheduled maturities of one year or less comprised 65.7% of the Company’s CDs at December 31, 2009. The Company did not hold any brokered CDs at December 31, 2009.
     The Company maintained $525.0 million of savings and transaction account deposits at December 31, 2009, which equaled 43.4% of total deposits. Comparatively, core deposits equaled $436.4 million or 38.7% of total deposits at fiscal year end 2009 and $273.2 million or 39.3% of total deposits at fiscal year end 2007. Growth of core deposits during the past two and one-half fiscal years has been primarily sustained by growth of money market account deposits and money market accounts comprise the largest concentration of the Company’s core deposits. Money market deposits increased from $41.0 million or 15.0% of core deposits at fiscal year end 2007 to $271.6 million or 51.7% of core deposits at December 31, 2009.
     Borrowings serve as an alternative funding source for the Company to facilitate management of funding costs and interest rate risk. Borrowings utilized by the Company have generally consisted of FHLB advances. The Company maintained total borrowings of $507.4 million at December 31, 2009, of which $507.1 million consisted of FHLB advances. FHLB advances held by the Company at December 31, 2009 had laddered maturities out to ten years and a weighted average rate of 3.96%. The only other borrowing held by the Company at December 31, 2009 consisted of a $341,000

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.22
borrowing from the MHC, which had a rate of 0.25% at December 31, 2009. Exhibit I-13 provides further detail of the Company’s borrowings activities during the past three and one-half fiscal years.
Subsidiary Activities and Joint Venture Information
     Oritani Financial Corp. is the owner of Oritani Bank, Hampshire Financial LLC and Oritani LLC. Hampshire Financial LLC and Oritani LLC are New Jersey limited liability companies that own real estate and investments in real estate. In addition, at December 31, 2009, Oritani Financial, either directly or through one of its subsidiaries, had loans with an aggregate balance of $29.4 million on 12 of the properties in which it (either directly or through one of its subsidiaries) had an ownership interest. All such loans are performing in accordance with their terms.
     Oritani Bank has the following subsidiaries: Ormon LLC and Oritani Asset Corporation. Ormon LLC is a New Jersey limited liability company that owns real estate investments in New Jersey as well as investments in joint ventures that own income-producing commercial and residential rental properties in New Jersey. Exhibit I-14 provides a summary of the investments in real estate and investments in joint ventures by subsidiary and by type of investment.
     Oritani Asset Corporation is a real estate investment trust formed in 1998 for the sole purpose of acquiring mortgage loans and mortgage-backed securities from Oritani Bank. Oritani Asset Corporation’s primary objective is to maximize long-term returns on equity. At December 31, 2009, Oritani Asset Corporation had $351.2 million in assets. Oritani Asset Corporation is taxed and operates in a manner that enables it to qualify as a real estate investment trust under the Internal Revenue Code of 1986, as amend.
     Oritani Financial maintains significant unrealized gains in joint venture investments and real estate held for investment. At December 31, 2009, the net book value of real estate held for investment equaled $(188,000). The gross appraised value and equity equaled $42.0 million and $37.0 million, respectively, at December 31, 2009. Oritani Financial’s share of the equity equaled $23.9 million, or $24.1 million in excess of book value. At December 31, 2009, the net book value of real estate joint ventures

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.23
equaled $5.6 million. The gross appraised value and equity is $96.3 million and $62.3 million, respectively, at December 31, 2009. Oritani Financial’s share of the equity equaled $31.2 million, or $25.5 million in excess of book value.
     The Company generally views its investments in joint ventures and real estate held for investment as long-term investments for purposes of contributing to the Company’s net income and cash flow. Accordingly, the Company had indicated that there are no current plans to sell its investments in joint ventures and real estate held for investment.
Legal Proceedings
     The Company is not currently party to any pending legal proceedings that the Company’s management believes would have a material adverse effect on the Company’s financial condition, results of operations or cash flows.

RP® Financial, LC.	MARKET AREA
II.1
II. MARKET AREA
Introduction
     Headquartered in the Township of Washington, New Jersey, Oritani Financial serves northeastern New Jersey through the main office and 21 full service branch offices. The Company’s branch network covers a three-county market area of Bergen County, Hudson County and Passaic County, which is adjacent to southern New York. The main office and 15 branch offices are maintained in Bergen County, five branches are maintained in Hudson County which is south of Bergen County and one office is maintained in Passaic County which is north of Bergen County.
     The primary market area served by the Company is a part of New Jersey which is referred to the “Gateway Region” and is largely suburban and urban in nature. With operations in densely populated metropolitan areas, the Company’s competitive environment includes a significant number of thrifts, commercial banks and other financial services companies, some of which have a regional or national presence. The regional economy is highly diversified and tends to parallel trends in the broader national economy. As counties surrounding the New York metropolitan area, the regional market area includes a large commuter population with jobs in New York City. Accordingly, the local economy has felt impact of national recession as well as the credit crisis on Wall Street, as evidenced by rising unemployment and declining real estate values throughout the markets served by the Company.
     Future growth opportunities for Oritani Financial depend on the future growth and stability of the local and regional economy, demographic growth trends, and the nature and intensity of the competitive environment. These factors have been briefly examined to help determine the growth potential that exists for the Company, the relative economic health of the Company’s market area, and the resultant impact on value.

RP® Financial, LC.	MARKET AREA
II.2
National Economic Factors
     The future success of the Company’s operations is partially dependent upon national economic factors and trends. In assessing economic trends over past few quarters, the April 2009 employment data showed that the pace of layoffs slowed in April 2009, but the unemployment rate climbed to 8.9%. Retail sales fell 0.4% in April from March and housing starts hit a low in April, falling 12.8% from March. However, single-family home construction rose 2.8%. Durable-goods orders rose 1.9% in April, offering some evidence that the manufacturing slump was ending. Some other positive signs that the recovery was gaining strength included a 2.9% increase in existing home sales and consumer confidence shot higher in May to its highest level in eight months. May employment data showed job losses slowed for the fourth straight month, with employers cutting 345,000 jobs. However, the May unemployment rate jumped to 9.4%. Retail sales rose 0.5% in May on higher gas prices. Durable-goods orders rose and new home prices firmed in May, providing the latest evidence the U.S. economy’s free fall was ending.
     Signs that the U.S. economy was pulling out of the recession became more evident at the start of the third quarter of 2009; however, overall economic conditions remained weak. The decline in manufacturing activity slowed in June, while June employment data showed more job losses than expected and an increase in the unemployment rate to 9.5%. Service sector activity improved in June and retail sales rose in June, but excluding gasoline and autos, sales fell for the fourth straight month. The index of leading economic indicators was up in June and the housing market showed some signs of recovery, as sales of new and existing homes rose in June. Notably, home prices in major U.S. cities registered the first monthly gain in a nearly a year for the three month period ending in May compared with the three months ending in April. The July employment report showed the fewest job losses in a year and the unemployment rate dipped to 9.4%, its first decline in nine months. Retail sales were down slightly in July, raising concerns over the durability of the recovery. However, sales of existing homes jumped 7.2% in July, the fastest pace in nearly two years. July new home sales were up sharply as well, which supported a 4.9% increase in July durable-goods orders.

RP® Financial, LC.	MARKET AREA
II.3
     August economic data generally indicated that the recession was nearing an end, as manufacturing output grew for the first time since January 2008 and the “cash for clunkers” program fueled a rebound in August retail sales. August employment data showed fewer than expected job losses, while the unemployment rate rose to a 26 year high of 9.7%. The index of leading indicators rose for the fifth straight month in August, providing another sign of recovery. Second quarter GDP declined at a 0.7% annualized rate, which was better than the 1% decline previously estimated. Other economic data suggested an uneven recovery, as existing home sales slid in August and consumer confidence fell in September. Manufacturing and service sector activity both grew in September, while the U.S. unemployment rate rose to 9.8% in September as employers cut more jobs than expected. As job losses continued to mount, vacancy rates for commercial office space continued to increase during the third quarter. Retail sales fell in September from August as the “cash for clunkers’ program ended, however, excluding autos, retail sales increased slightly in September. New home sales fell in September, while orders for durable goods increased in September. Third quarter GDP increased at a 3.5% annual rate (subsequently revised to 2.2%), marking an apparent end to the recession. Notably, a large portion of GDP growth in the third quarter was generated through federal stimulus programs, bringing into question the sustainability of the recovery without government support.
     October 2009 showed further signs of an economic recovery, even as the labor market continued to struggle. U.S. manufacturing activity expanded for the third month in a row in October, while a net loss of 190,000 jobs in October pushed the October unemployment rate up to 10.2%. Retail sales and the index of leading economic indicators both rose in October, while housing data was mixed raising doubts about the strength of the sector’s recovery. New home starts tumbled in October, while sales of existing home showed a strong increase in October. Signs of a slow and uneven economic recovery continued to be reflected in the November data. Manufacturing activity continued to grow in November, while the service sector contracted in November after growing in October. Employment data for November reflected the fewest number of job losses since December 2007, which reduced the unemployment rate to 10.0%. The Federal Reserve’s “beige book” released in early-December showed the economy

RP® Financial, LC.	MARKET AREA
II.4
improving moderately, with consumer spending up but commercial real estate weakening. Additional evidence that strength was returning to the economy included a healthy rise in November durable goods orders and manufacturing activity in December expanding at its fastest pace in more than three years. Sales of existing homes were up solidly in November, although construction spending in November was down slightly. Manufacturing activity expanded in December at its fastest pace in more than three years, while the service sector recorded only modest growth in December. Job losses were significantly higher than expected in December, dashing hopes of a near term turnaround in employment. Employers cut 85,000 jobs in December, while the December unemployment rate held steady at 10.0%. The index of leading economic indicators rose 1.1% from November to December for its ninth straight month of gains, while housing data for December was less favorable with both new and existing home sales declining in December. The decline in home sales in December was in part related to a surge in home sales during the fall, as first-time home buyers raced to take advantage of a tax credit before it expired. Fourth quarter GDP increased at an annual rate of 5.7%, although much of the growth was tied to companies replenishing low inventories that typically only provides a temporary bump in growth.
     Manufacturing activity rose for a sixth straight month in January 2010, with the rate of expansion at its highest point since August 2004. Comparatively, service sector activity remained stable in January. Payrolls unexpectedly fell in January with the loss of 20,000 jobs, but the January unemployment rate surprisingly dropped to a five month low of 9.76%. Retail sales were up in January, although consumer confidence fell in February.
     In terms of interest rate trends during the past few quarters, Treasury yields remained at historically low levels through most of April 2009 with the yield on the 10-year Treasury note dipping to 2.76% in mid-April as Treasury bonds rallied on more troublesome economic data. The yield on the 10-year Treasury note edged above 3.0% in late-April and trended higher into mid-May on some positive economic data. In late-May, Treasury yields and mortgage rates surged to their highest level since November 2008, reflecting investor worries that deficit spending to fund stimulus programs could lead to inflation. The yield on the 10-year Treasury note jumped to 3.70% in late-May, providing

RP® Financial, LC.	MARKET AREA
II.5
for a steeper yield curve as the gap between two-year and 10-year Treasury notes widened to 2.75%. Interest rates stabilized in late-May and into the first half of June. The late-June meeting of the Federal Reserve concluded with keeping its target rate near zero.
     Interest rates eased lower at the start of the third quarter of 2009, as investors shunned risk ahead of second quarter earnings reports. Some economic data showing an improving economy and growing belief that the recession was nearing an end pushed long-term Treasury yields up slightly heading into late-July. The upward trend in interest rates continued into the first week of August, as interest rates edged higher following the better-than-expected employment report for July. Long-term Treasury yields eased lower going into the second half of August, as the Federal Reserve concluded its mid-August meeting leaving its key short-term rate near zero and indicated it would stay there for the foreseeable future. Weaker than expected retail sales for July and a decline in July wholesale prices further contributed to the pull back in interest rates. Long-term Treasury yields reversed course after mid-August on the stronger than expected report for July existing home sales. Interest rates stabilized in late-August and remained relatively stable through most of September, as inflation worries remained low amid high unemployment and slack in the economy. News that consumer confidence fell in September pushed Treasury yields lower at the end of the third quarter.
     Mixed economic data and no apparent threat of inflationary pressures supported a stable interest rate environment at the beginning of the fourth quarter, providing for the continuation of a relatively steep yield curve. Interest rates remained stable through the balance of October, reflecting uncertainty over the sustainability of the economic recovery with consumer confidence declining for the second month in a row. The Federal Reserve concluded its early-November meeting by keeping its target interest rate near zero, which along with the weaker than expected employment report for October sustained a stable interest rate environment into mid-November. Long-term Treasury yields eased lower heading into the second half of November, following comments by the Federal Reserve Chairman that unemployment and troubles in commercial real estate would weigh on the recovery. Long-term Treasury yields dipped in late-November following news of the credit crisis in Dubai. A better than expected jobs report for November moved interest rates

RP® Financial, LC.	MARKET AREA
II.6
higher in early-December. Following the Federal Reserve’s mid-December meeting and decision to hold its target interest rate steady, the spread between short-term and long-term Treasury yields widened further in the final weeks of 2009 as long-term Treasury yields edged higher amid signs that the U.S. economy was improving.
     Interest rates stabilized at the start of 2010 and then edged lower in heading into the second half of January, reflecting uncertainty on the strength of the recovery. The Federal Reserve’s two day meeting in late-January concluded with no change in its key rate target, but offered a slightly rosier economic outlook in its statement. A rise in January consumer confidence, along with the Federal Reserve’s more upbeat assessment of the economy, provided for a slight upward trend in long-term Treasury yields in late-January. Worries that Greece’s debt woes were spreading across Europe and job losses reflected in the January employment report pushed Treasury yields lower in late-January and into early-February. Some positive economic data regarding home prices and industrial output pushed interest rates higher heading in mid-February. Treasury yields rose in mid-February on the Federal Reserve’s decision to raise the discount rate, spurring thoughts of tighter credit for borrowers in general. As of February 19, 2010, the bond equivalent yields for U.S. Treasury bonds with terms of one and ten years equaled 0.39% and 3.78%, respectively, versus comparable year ago yields of 0.67% and 2.85%. Exhibit II-1 provides historical interest rate trends.
     Based on the consensus outlook of 52 economists surveyed by The Wall Street Journal, the economy is expected to expand around 3% at a seasonally adjusted annual rate through 2010. GDP growth is not expected to make a significant dent in the unemployment rate, as the surveyed economists on average expect the unemployment rate to stay above 9.5% through 2010. Most of the respondents said the Federal Reserve would not raise rates until the third quarter of 2010 at the earliest.
     The 2010 housing forecast from the Mortgage Bankers Association (the “MBA”) was for existing home sales to increase by approximately 11% from 2009 and new home sales were expected to jump 21% in 2010 from very depressed levels in 2009. The MBA predicted that the national average home price declines should abate by early 2010, but will vary by state and home value. The demand is expected to be the highest for entry-

RP® Financial, LC.	MARKET AREA
II.7
level homes. Total mortgage production is forecasted to be down in 2010 to $1.6 trillion compared to $2.0 trillion in 2009. The reduction in 2010 originations is expected to be exclusively due to a 44% reduction in refinancing volume due to rising interest rates, with refinancing volume forecasted to total $754 billion in 2010. Comparatively, house purchase mortgage originations are predicted to increase by 12% in 2010, with purchase lending forecasted to total $802 billion in 2010.
Market Area Demographics
     Demographic and economic growth trends, measured by changes in population, number of households, age distribution and median household income, provide key insight into the health of the market area served by Oritani Financial (see Table 2.1).
     The primary market area counties are densely populated markets, ranking among the largest populations in New Jersey. Bergen County has the largest population among the three primary market area counties and is the largest county in the state, while Hudson County and Passaic County maintain the fifth and ninth largest populations out of the 21 counties that comprise New Jersey. The primary market area counties served by Oritani Financial experienced relatively slow demographic growth during the 2000 to 2009 period, a characteristic typical of mature densely populated urban markets located throughout the Northeast Corridor. Population and household growth rates for the primary market area counties have been and are projected to remain well below the comparable U.S. measures, while approximating or falling slightly below the comparable New Jersey growth rates. Among the primary market area counties, population and household growth rates were the strongest in Bergen County matching the comparable New Jersey growth rates. Comparatively, population and household growth rates for Hudson County and Passaic County fell below the comparable New Jersey growth rates, with both counties projected to experience slight declines in population and households over the next five years. Population and household growth rates for Bergen County are projected to decline slightly over the next five years, which is consistent with the statewide forecast.
     Income measures show Bergen County is a relatively affluent market, characterized by a relatively high concentration of white collar professionals. Comparatively, income

RP® Financial, LC.	Market Area
II.8
Table 2.1
Oritani Financial Corp.
Summary Demographic Data

	Year			Growth Rate
	2000	2009	2014	2000-2009	2009-2014
Population (000)
United States	281,422	309,732	324,063	1.1%	0.9%
New Jersey	6,350	6,499	6,543	0.3%	0.1%
Bergen County	884	911	921	0.3%	0.2%
Hudson County	609	615	612	0.1%	-0.1%
Passaic County	489	500	499	0.2%	0.0%

Households (000)
United States	105,480	116,523	122,109	1.1%	0.9%
New Jersey	2,444	2,517	2,541	0.3%	0.2%
Bergen County	331	339	343	0.3%	0.2%
Hudson County	231	233	232	0.1%	-0.1%
Passaic County	164	164	163	0.0%	-0.1%

Median Household Income ($)
United States	$42,164	$54,719	$56,938	2.9%	0.8%
New Jersey	50,539	68,225	71,891	3.4%	1.1%
Bergen County	64,914	84,586	88,787	3.0%	1.0%
Hudson County	40,316	52,390	56,487	3.0%	1.5%
Passaic County	49,211	62,439	68,433	2.7%	1.9%

Per Capita Income ($)
United States	$21,587	$27,277	$28,494	2.6%	0.9%
New Jersey	25,952	34,904	37,151	3.3%	1.3%
Bergen County	33,638	42,097	43,992	2.5%	0.9%
Hudson County	21,154	26,304	27,186	2.5%	0.7%
Passaic County	21,370	26,508	26,909	2.4%	0.3%

	Less Than	$25,000 to	$50,000 to
	$25,000	50,000	100,000	$100,000 +

2009 HH Income Dist. (%)
United States	20.9%	24.5%	35.3%	19.3%
New Jersey	22.3%	25.0%	34.3%	18.4%
Bergen County	11.7%	15.8%	31.5%	41.4%
Hudson County	24.4%	23.2%	34.9%	17.6%
Passaic County	18.2%	21.5%	35.6%	24.7%
Source: SNL Financial.

RP® Financial, LC.	Market Area
II.9
measures for the counties of Hudson and Passaic, which have a relatively broad socioeconomic spectrum, were well below the Bergen County measures and lower than the New Jersey income measures as well. The primary market area counties generally experienced income growth rates that were in line with the state and national growth rates for the 2000 through 2009 period. Consistent with the projected income growth rates for New Jersey and the U.S., income growth rates for the primary market area counties are projected to decrease over the next five years. The affluence of the Bergen County is further evidenced by a comparison of household income distribution measures, as Bergen County maintains a lower percentage of households with incomes of less than $25,000 and a much higher percentage of households with incomes over $100,000 relative to Hudson County and Passaic County as well as the U.S. and New Jersey. Comparatively, as compared to the U.S. and New Jersey, Hudson County’s and Passaic County’s respective income distribution measures showed slightly higher and lower concentrations of households with incomes less than $25,000 and slightly lower and higher concentrations of households with incomes greater than $100,000.
Local Economy
     The markets served by the Company have a large and diverse economy. Comparative employment data shown in Table 2.2 shows that employment in services constitutes the primary source of employment in all three of the counties. Wholesale/retail jobs were the second largest source of employment in the counties of Bergen and Passaic, while finance, insurance and real estate jobs were the second largest source of employment in Hudson County. Government employment provides the third largest source of jobs in the counties of Hudson and Passaic, while finance, insurance and real estate jobs constitute the third largest employment sector in Bergen County.
     The largest employer in Bergen County is Hackensack University Medical Center with over 6,000 employees, while Bergen County is home to a total of 11 different establishments that contained over 1,000 employees. The largest employer in Hudson County is the U.S. Postal Service with approximately 4,000 employees followed by The Port Authority of New York and New Jersey and Hoboken University Medical Center, which have approximately 3,900 and 3,400 employees, respectively. Passaic County’s

RP® Financial, LC.	Market Area
II.10
largest employer is St. Joseph’s Regional Medical center with approximately 4,700 employees followed by the City of Paterson with approximately 3,000 employees.
Table 2.2
Primary Market Area Employment Sectors
(Percent of Labor Force)(1)

Employment Sectors	New Jersey	Bergen	Hudson	Passaic
Services	42.2%	45.0%	35.0%	40.3%
Wholesale/Retail Trade	15.8	18.1	14.1	18.6
Government	12.8	8.2	14.8	13.4
Fin., Ins., Real Estate	10.6	10.7	16.3	8.2
Manufacturing	6.3	7.1	3.8	9.0
Construction	5.3	4.9	3.1	5.8
Transport. & Warehousing	4.0	3.2	9.3	3.0
Information	2.2	2.5	3.3	1.4
Other	0.8	0.3	0.3	0.3

	100.0%	100.0%	100.0%	100.0%

(1)	Data is as of 2007.
Source: Regional Economic Information System Bureau of Economic Analysis.
     The Company’s lending markets have been adversely affected by the recession, although not as severely as some bubble markets in the southeast and west regions of the U.S. where rapidly escalating home prices fueled speculative overbuilding and ultimately significant inventories of unsold homes causing a serve drop in home prices. Among the three county primary market area, home prices in Passaic County took the biggest hit, with declines between 15% and 20% from peak to trough. Home prices in Bergen County were down 10% to 15% peak to trough, while in Hudson County home prices were down less than 5% from peak to trough. Recent trends in the northern New Jersey housing market show that prices and resales have picked up modestly, though remain at fairly depressed levels.
Unemployment Trends
     Comparative unemployment rates for the primary market area counties, as well as for the U.S. and New Jersey, are shown in Table 2.3. Unemployment rates for the primary

RP® Financial, LC.	Market Area
II.11
market area counties provide further evidence of the relative attractiveness of the Bergen County market area. Bergen County’s December 2009 unemployment rate was 8.1%, which was below the comparable U.S. and New Jersey unemployment rates of 9.7% and 9.8%, respectively, as of December 2009. Comparatively, December 2009 unemployment rates for Hudson County and Passaic County equaled 11.2% and 11.8%, respectively. Evidence of the recession impacting the regional economy is reflected in the notably higher unemployment rates shown for December 2009 compared to a year ago, which were consistent with the state and national trends.
Table 2.3
Oritani Financial Corporation
Unemployment Trends (1)

	December 2008	December 2009
Region	Unemployment	Unemployment
United States	7.1%	9.7%
New Jersey	6.8	9.8
Bergen County	5.3	8.1
Hudson County	7.7	11.2
Passaic County	8.3	11.8

(1)	Unemployment rates have not been seasonally adjusted.
Source: U.S. Bureau of Labor Statistics.
Market Area Deposit Characteristics and Competition
     The Company’s retail deposit base is closely tied to the northern New Jersey market area and, in particular, the markets that are nearby to the Company’s branch locations. Table 2.4 displays deposit market trends from June 30, 2005 through June 30, 2009 for the primary market counties. Additional data is also presented for the state of New Jersey. The data indicates that total deposits maintained by commercial banks and savings institutions increased in Bergen County and Passaic County during the four year period, but at slightly lower rates compared to the 3.0% deposit growth rate exhibited for the state of New Jersey. Comparatively, banks and thrift deposits in Hudson County declined at a 10.0% annual rate during the four year period. Similar to the state of New Jersey, commercial banks maintained a larger market share of deposits than savings

RP® Financial, LC.	Market Area
II.12
Table 2.4
Oritani Financial Corp.
Deposit Summary

	As of June 30,
	2005			2009			Deposit
		Market	# of		Market	# of	Growth Rate
	Deposits	Share	Branches	Deposits	Share	Branches	2005-2009
	(Dollars in Thousands)						(%)
State of New Jersey	$222,556,000	100.0%	3,222	$250,064,000	100.0%	3,347	3.0%
Commercial Banks	163,756,000	73.6%	2,316	169,528,000	67.8%	2,457	0.9%
Savings Institutions	58,800,000	26.4%	906	80,536,000	32.2%	890	8.2%

Bergen County	$33,136,190	100.0%	483	$37,015,398	100.0%	493	2.8%
Commercial Banks	20,738,781	62.6%	340	24,938,917	67.4%	372	4.7%
Savings Institutions	12,397,409	37.4%	143	12,076,481	32.6%	121	-0.7%
Oritani Financial	572,229	1.7%	15	964,952	2.6%	16	14.0%

Hudson County	$33,618,519	100.0%	179	$22,049,307	100.0%	193	-10.0%
Commercial Banks	29,738,609	88.5%	114	18,040,723	81.8%	134	-11.7%
Savings Institutions	3,879,910	11.5%	65	4,008,584	18.2%	59	0.8%
Oritani Financial	103,063	0.3%	4	127,941	0.6%	5	5.6%

Passaic County	$9,079,640	100.0%	153	$9,866,022	100.0%	158	2.1%
Commercial Banks	6,973,072	76.8%	127	7,658,607	77.6%	134	2.4%
Savings Institutions	2,106,568	23.2%	26	2,207,415	22.4%	24	1.2%
Oritani Financial	27,687	0.3%	1	46,633	0.5%	1	13.9%
Source: FDIC.

RP® Financial, LC.	Market Area
II.13
institutions in all three of the Company’s primary market area counties. During the period covered in Table 2.4, savings institutions experienced a decrease in deposit market share in the counties of Bergen and Passaic and an increase in deposit market share in Hudson County.
     Oritani Financial’s largest holding and highest market share of deposits is in Bergen County, where the Company maintains its main office and largest branch presence. The Company’s $965.0 million of deposits at the Bergen County branches represented a 2.6% market share of bank and thrift deposits at June 30, 2009. Hudson County, where the Company maintains its second largest branch presence, accounted for $127.9 million of the Company’s deposits and a 0.6% market share of total Hudson County bank and thrift deposits at June 30, 2009. The Company’s Passaic County branch held $46.6 million of deposits at June 30, 2009, which provided for a 0.5% market share of Passaic County bank and thrift deposits at June 30, 2009. From June 30, 2005 through June 30, 2009, the Company experienced deposit growth and gains in deposit market share in all three of its primary market area counties.
     As implied by the Company’s low market shares of deposits, competition among financial institutions in the Company’s market area is significant. Among the Company’s competitors are much larger and more diversified institutions, which have greater resources than maintained by Oritani Financial. Financial institution competitors in the Company’s primary market area include other locally based thrifts and banks, as well as regional, super regional and money center banks. From a competitive standpoint, Oritani Financial has sought to emphasize its community orientation in the markets served by its branches. Table 2.5 lists the Company’s largest competitors in the three counties currently served by its branches, based on deposit market share as noted parenthetically. The Company’s deposit market share and market rank have also been provided in Table 2.5.

RP® Financial, LC.	Market Area
II.14
Table 2.5
Oritani Financial Corp.
Market Area Deposit Competitors

Location	Name
Bergen County	Bank of American Corp. (17.4%)
Hudson City Bancorp (15.3%)
Toronto-Dominion Bank (12.5%)
Oritani Financial (2.6%) — Rank of 9

Hudson County	Bank of American Corp. (62.0%)
Hudson City Bancorp. (5.7%)
Provident Financial Services (4.4%)
Oritani Financial (0.6%) — Rank of 17

Passaic County	Valley National Bancorp (25.0%)
Wells Fargo & Company (10.8%)
Hudson City Bancorp. (10.6%)
Oritani Financial (0.5%) — Rank of 17
Source: FDIC

RP® Financial, LC.	PEER GROUP ANALYSIS
III.1
III. PEER GROUP ANALYSIS
     This chapter presents an analysis of Oritani Financial’s operations versus a group of comparable savings institutions (the “Peer Group”) selected from the universe of all publicly-traded savings institutions in a manner consistent with the regulatory valuation guidelines. The basis of the pro forma market valuation of Oritani Financial is derived from the pricing ratios of the Peer Group institutions, incorporating valuation adjustments for key differences in relation to the Peer Group. Since no Peer Group can be exactly comparable to Oritani Financial, key areas examined for differences are: financial condition; profitability, growth and viability of earnings; asset growth; primary market area; dividends; liquidity of the shares; marketing of the issue; management; and effect of government regulations and regulatory reform.
Peer Group Selection
     The Peer Group selection process is governed by the general parameters set forth in the regulatory valuation guidelines. Accordingly, the Peer Group is comprised of only those publicly-traded savings institutions whose common stock is either listed on a national exchange (NYSE or AMEX), or is NASDAQ listed, since their stock trading activity is regularly reported and generally more frequent than non-publicly traded and closely-held institutions. Institutions that are not listed on a national exchange or NASDAQ are inappropriate, since the trading activity for thinly-traded or closely-held stocks is typically highly irregular in terms of frequency and price and thus may not be a reliable indicator of market value. We have also excluded from the Peer Group those companies under acquisition or subject to rumored acquisition, mutual holding companies and recent conversions, since their pricing ratios are subject to unusual distortion and/or have limited trading history. A recent listing of the universe of all publicly-traded savings institutions is included as Exhibit III-1.
     Ideally, the Peer Group, which must have at least 10 members to comply with the regulatory valuation guidelines, should be comprised of locally- or regionally-based institutions with comparable resources, strategies and financial characteristics. There

RP® Financial, LC.	PEER GROUP ANALYSIS
III.2
are approximately 149 publicly-traded institutions nationally and, thus, it is typically the case that the Peer Group will be comprised of institutions with relatively comparable characteristics. To the extent that differences exist between the converting institution and the Peer Group, valuation adjustments will be applied to account for the differences. Since Oritani Financial will be a full public company upon completion of the offering, we considered only full public companies to be viable candidates for inclusion in the Peer Group. From the universe of publicly-traded thrifts, we selected ten institutions with characteristics similar to those of Oritani Financial. In the selection process, we applied two “screens” to the universe of all public companies that were eligible for consideration:
o	Screen #1 Mid-Atlantic institutions with assets between $1.0 billion and $3.5 billion, tangible equity-to-assets ratios of greater than 6.0% and positive core earnings. Six companies met the criteria for Screen #1 and all six were included in the Peer Group: Beacon Federal Bancorp of New York, ESB Financial Corp. of Pennsylvania, ESSA Bancorp, Inc. of Pennsylvania, OceanFirst Financial Corp. of New Jersey, Parkvale Financial Corp. of Pennsylvania and Provident New York Bancorp of New York. Exhibit III-2 provides financial and public market pricing characteristics of all publicly-traded Mid-Atlantic thrifts.

o	Screen #2 New England institutions with assets between $1.0 billion and $3.5 billion, tangible equity-to-assets ratios of greater than 6.0% and positive core earnings. Four companies met the criteria for Screen #2 and all four were included in the Peer Group: Brookline Bancorp of Massachusetts, Danvers Bancorp of Massachusetts, Westfield Financial of Massachusetts and United Financial Bancorp of Massachusetts. Exhibit III-3 provides financial and public market pricing characteristics of all publicly-traded New England thrifts.
     Table 3.1 shows the general characteristics of each of the 10 Peer Group companies and Exhibit III-4 provides summary demographic and deposit market share data for the primary market areas served by each of the Peer Group companies. While there are expectedly some differences between the Peer Group companies and Oritani Financial, we believe that the Peer Group companies, on average, provide a good basis for valuation subject to valuation adjustments. The following sections present a comparison of Oritani Financial’s financial condition, income and expense trends, loan

RP® Financial, LC.	PEER GROUP ANALYSIS
III.3
Table 3.1
Peer Group of Publicly-Traded Thrifts
February 19, 2010

				Operating	Total			Fiscal	Conv.	Stock	Market
Ticker	Financial Institution	Exchange	Primary Market	Strategy(1)	Assets(2)		Offices	Year	Date	Price	Value
										($)	($Mil)
PBNY	Provident NY Bancorp, Inc. of NY	NASDAQ	Montebello, NY	Thrift	$2,918		35	09-30	01/04	$8.48	$331
BRKL	Brookline Bancorp, Inc. of MA	NASDAQ	Brookline, MA	Thrift	$2,616		17	12-31	07/02	$9.76	$576
DNBK	Danvers Bancorp, Inc. of MA	NASDAQ	Danvers, MA	Thrift	$2,500		15	12-31	01/08	$13.94	$303
OCFC	OceanFirst Financial Corp. of NJ	NASDAQ	Toms River, NJ	Thrift	$1,989		23	12-31	07/96	$10.00	$188
ESBF	ESB Financial Corp. of PA	NASDAQ	Ellwood City, PA	Thrift	$1,979	S	23	12-31	06/90	$12.32	$149
PVSA	Parkvale Financial Corp. of PA	NASDAQ	Monroeville, PA	Thrift	$1,916		48	06-30	07/87	$7.30	$40
UBNK	United Financial Bancorp of MA	NASDAQ	W. Springfield, MA	Thrift	$1,247	S	13	12-31	12/07	$13.43	$226
WFD	Westfield Financial Inc. of MA	NASDAQ	Westfield, MA	Thrift	$1,191		11	12-31	01/07	$8.34	$249
BFED	Beacon Federal Bancorp of NY	NASDAQ	E. Syracuse, NY	Thrift	$1,070	S	8	12-31	10/07	$8.62	$56
ESSA	ESSA Bancorp, Inc. of PA	NASDAQ	Stroudsburg, PA	Thrift	$1,034		13	09-30	04/07	$11.62	$164

NOTES:	(1)	Operating strategies are: Thrift=Traditional Thrift, M.B.=Mortgage Banker, R.E.=Real Estate Developer, Div.=Diversified and Ret.=Retail Banking.

	(2)	Most recent quarter end available (E=Estimated and P=Pro Forma).
Source: SNL Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.4
composition, interest rate risk and credit risk versus the Peer Group as of the most recent publicly available date.
     In addition to the selection criteria used to identify the Peer Group companies, a summary description of the key comparable characteristics of each of the Peer Group companies relative to Oritani Financial’s characteristics is detailed below.
o	Beacon Federal Bancorp of New York. Selected due to similar interest-bearing funding composition, similar net interest margin, similar earnings contribution from non-interest operating income and relatively low level of operating expenses.

o	Brookline Bancorp, Inc. of Massachusetts. Selected due to second-step conversion completed in 2002, relatively high equity-to-assets ratio, similar interest-bearing funding composition, relatively low level of operating expenses, comparable concentration of 1-4 family loans and mortgage-backed securities comprising assets and lending diversification emphasis on commercial real estate loans.

o	Danvers Bancorp, Inc. of Massachusetts. Selected due to comparable asset size, similar interest-earning asset composition, similar earnings contribution from non-interest operating income, comparable concentration of 1-4 family loans and mortgage-backed securities comprising assets and lending diversification emphasis on commercial real estate loans.

o	ESB Financial Corp. of Pennsylvania. Selected due to comparable asset size, comparable size of branch network, similar earnings contribution from non-interest operating income and relatively low level of operating expenses.

o	ESSA Bancorp, Inc. of Pennsylvania. Selected due to relatively high equity-to-assets ratio, similar interest-earning asset composition, comparable net interest margin and lending diversification emphasis on commercial real estate loans.

o	OceanFirst Financial Corp. of New Jersey. Selected due to New Jersey market area, comparable size of branch network, comparable asset size and lending diversification emphasis on commercial real estate loans.

o	Parkvale Financial Corp. of Pennsylvania. Selected due to comparable asset size, similar concentration of assets maintained in investments and lending diversification emphasis on commercial real estate loans.

o	Provident New York Bancorp, Inc. of New York. Selected due to completed second-step conversion in 2004, similar concentration of assets maintained in investments and lending diversification emphasis on commercial real estate loans.

o	United Financial Bancorp of Massachusetts. Selected due to completed second-step conversion in 2007, relatively high equity-to-assets ratio, similar interest-earning asset composition, comparable net interest margin, comparable return

RP® Financial, LC.	PEER GROUP ANALYSIS
III.5
on average assets and lending diversification emphasis on commercial real estate loans.

o	Westfield Financial, Inc. of Massachusetts. Selected due to completed second-step conversion in 2007, relatively high equity-to-assets ratio, comparable return on average assets, similar net interest margin, similar earnings contribution from non-interest operating income and lending diversification emphasis on commercial real estate loans.
     In aggregate, the Peer Group companies maintained a higher level of tangible equity as the industry average (12.3% of assets versus 10.7% for all public companies), generated higher core earnings as a percent of average assets (0.54% core ROAA versus a net loss of 0.26% for all public companies), and earned a higher core ROE (4.51% core ROE versus negative 1.67% for all public companies). Overall, the Peer Group’s average P/TB ratio and average core P/E multiple were above the respective averages for all publicly-traded thrifts.

	All
	Publicly-Traded	Peer Group
Financial Characteristics (Averages)
Assets ($Mil)	$3,023	$1,846
Market capitalization ($Mil)	$348	$228
Tangible equity/assets (%)	10.70%	12.30%
Core return on average assets (%)	(0.26)	0.54
Core return on average equity (%)	(1.67)	4.51

Pricing Ratios (Averages)(1)
Core price/earnings (x)	18.45x	22.10x
Price/tangible book (%)	78.47%	100.03%
Price/assets (%)	8.00	12.47

(1)	Based on market prices as of February 19, 2010.
     Ideally, the Peer Group companies would be comparable to Oritani Financial in terms of all of the selection criteria, but the universe of publicly-traded thrifts does not provide for an appropriate number of such companies. However, in general, the companies selected for the Peer Group were fairly comparable to Oritani Financial, as will be highlighted in the following comparative analysis.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.6
Financial Condition
     Table 3.2 shows comparative balance sheet measures for Oritani Financial and the Peer Group, reflecting the expected similarities and some differences given the selection procedures outlined above. The Company’s and the Peer Group’s ratios reflect balances as of December 31, 2009, unless indicated otherwise for the Peer Group companies. Oritani Financial’s equity-to-assets ratio of 12.4% was below the Peer Group’s average net worth ratio of 13.5%. However, with the infusion of the net conversion proceeds, the Company’s pro forma equity-to-assets ratio should exceed the Peer Group’s equity-to-assets ratio. Tangible equity-to-assets ratios for the Company and the Peer Group equaled 12.4% and 12.3%, respectively. The increase in Oritani Financial’s pro forma capital position will be favorable from a risk perspective and in terms of future earnings potential that could be realized through leverage and lower funding costs. At the same time, the Company’s higher pro forma capitalization will initially depress return on equity. Both Oritani Financial’s and the Peer Group’s capital ratios reflected capital surpluses with respect to the regulatory capital requirements, with the Company’s ratios currently approximating the Peer Group’s ratios. On a pro forma basis, the Company’s regulatory surpluses will become more significant than maintained by the Peer Group companies on average.
     The interest-earning asset compositions for the Company and the Peer Group were somewhat similar, with loans constituting the bulk of interest-earning assets for both Oritani Financial and the Peer Group. The Company’s loans-to-assets ratio of 67.6% exceeded the comparable Peer Group ratio of 63.2%. Comparatively, the Company’s cash and investments-to-assets ratio of 27.7% was lower than the comparable ratio for the Peer Group of 31.3%. Overall, Oritani Financial’s interest-earning assets amounted to 95.3% of assets, which was slightly above the comparable Peer Group ratio of 94.5%. The Peer Group’s non-interest earning assets included bank-owned life insurance (“BOLI”) equal to 1.6% of assets and goodwill/intangibles equal to 1.3% of assets, while the Company maintained BOLI equal to 1.5% of assets and a zero balance of goodwill and intangibles.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.7
Table 3.2
Balance Sheet Composition and Growth Rates
Comparable Institution Analysis
As of December 31, 2009

	Balance Sheet as a Percent of Assets										Balance Sheet Annual Growth Rates							Regulatory Capital
	Cash &	MBS &				Borrowed	Subd.	Net	Goodwill	Tng Net		MBS, Cash &			Borrows.	Net	Tng Net
	Equivalents	Invest	BOLI	Loans	Deposits	Funds	Debt	Worth	& Intang	Worth	Assets	Investments	Loans	Deposits	&Subdebt	Worth	Worth	Tangible	Core	Reg.Cap.
Oritani Financial Corp.
December 31, 2009	1.3%	26.4%	1.5%	67.6%	60.3%	25.3%	0.0%	12.4%	0.0%	12.4%	21.25%	48.25%	12.78%	37.57%	3.24%	0.24%	0.24%	9.76%	9.76%	14.75%

All Public Companies
Averages	4.6%	20.5%	1.4%	68.7%	70.8%	16.1%	0.5%	11.5%	0.8%	10.7%	5.86%	14.50%	3.10%	13.11%	-15.29%	3.52%	3.93%	10.03%	9.92%	16.39%
Medians	3.6%	18.4%	1.4%	69.9%	71.7%	14.5%	0.0%	10.3%	0.0%	9.4%	3.77%	8.90%	1.30%	10.15%	-14.95%	1.10%	1.01%	9.25%	9.18%	13.90%

State of NJ
Averages	2.7%	26.2%	1.3%	65.7%	70.2%	16.7%	0.3%	11.9%	0.5%	11.3%	10.54%	16.96%	7.04%	21.49%	-15.16%	-1.01%	-0.02%	11.33%	11.33%	24.53%
Medians	2.1%	21.0%	1.5%	70.8%	70.8%	14.2%	0.0%	10.6%	0.0%	9.7%	9.99%	15.45%	5.85%	18.89%	-13.37%	0.24%	0.24%	10.72%	10.72%	19.71%

Comparable Group
Averages	2.5%	28.8%	1.6%	63.2%	61.6%	23.5%	0.5%	13.5%	1.3%	12.3%	6.86%	4.61%	4.56%	13.62%	-4.00%	3.67%	3.97%	9.74%	9.74%	13.97%
Medians	2.0%	24.0%	1.5%	68.3%	63.9%	20.0%	0.0%	12.9%	0.7%	9.7%	1.18%	3.96%	0.48%	8.63%	-4.15%	-0.90%	-0.66%	9.25%	9.25%	13.97%

Comparable Group
BFED Beacon Federal Bancorp of NY (1)	1.1%	19.2%	1.0%	76.1%	63.7%	26.5%	0.0%	9.4%	0.0%	9.4%	6.07%	-0.70%	6.56%	15.15%	-8.98%	0.10%	0.10%	NA	NA	NA
BRKL Brookline Bancorp, Inc. of MA	2.5%	12.6%	0.0%	81.5%	62.5%	17.9%	0.0%	18.7%	1.8%	16.9%	0.11%	-12.04%	2.69%	20.64%	-36.43%	-0.90%	-0.66%	NA	NA	NA
DNBK Danvers Bancorp, Inc. of MA	3.3%	24.4%	1.3%	66.1%	70.6%	15.7%	1.2%	11.4%	1.5%	10.0%	44.68%	26.43%	49.38%	57.90%	16.61%	22.60%	6.94%	12.13%	12.13%	15.68%
ESBF ESB Financial Corp. of PA (1)	1.8%	57.7%	1.5%	33.8%	46.8%	41.2%	2.3%	8.5%	2.2%	6.3%	0.87%	3.96%	-1.61%	6.13%	-8.01%	32.30%	49.97%	NA	NA	NA
ESSA ESSA Bancorp, Inc. of PA	2.1%	23.3%	1.5%	70.6%	38.7%	42.7%	0.0%	17.6%	0.0%	17.6%	0.12%	-5.20%	1.59%	7.05%	-2.79%	-6.13%	-6.13%	NA	NA	NA
OCFC OceanFirst Financial Corp. of NJ	1.2%	11.5%	2.0%	82.2%	68.6%	20.0%	1.4%	9.2%	0.0%	9.2%	7.07%	NM	-1.05%	7.07%	-5.50%	NM	NM	NA	NA	NA
PVSA Parkvale Financial Corp. of PA	7.7%	31.3%	1.3%	55.0%	79.8%	11.8%	0.0%	7.9%	1.5%	6.4%	1.36%	19.30%	-9.53%	3.13%	-2.45%	-7.20%	-8.13%	7.83%	7.83%	12.25%
PBNY Provident NY Bancorp, Inc. of NY	1.4%	31.7%	1.7%	56.5%	64.1%	20.0%	0.0%	14.4%	5.7%	8.7%	-0.13%	5.37%	-4.36%	-1.50%	3.21%	0.80%	2.18%	9.25%	9.25%	NA
UBNK United Financial Bancorp of MA (1)	1.1%	23.5%	2.3%	70.5%	67.4%	14.5%	0.0%	17.3%	0.0%	17.3%	1.00%	-10.11%	2.60%	10.44%	-24.93%	-3.69%	-3.68%	NA	NA	NA
WFD Westfield Financial Inc. of MA	2.4%	52.4%	3.2%	39.4%	54.4%	24.2%	0.0%	20.8%	0.0%	20.8%	7.43%	14.44%	-0.63%	10.19%	29.23%	-4.86%	-4.86%	NA	NA	NA

(1)	Financial information is for the quarter ending September 30, 2009.
Source: SNL Financial, LC. and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.
Copyright (c) 2010 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.8
     Oritani Financial’s funding liabilities reflected a funding strategy that was somewhat similar to that of the Peer Group’s funding composition. The Company’s deposits equaled 60.3% of assets, which was slightly below the Peer Group’s ratio of 61.6%. Comparatively, the Company maintained a slightly higher level of borrowings than the Peer Group, as indicated by borrowings-to-assets ratios of 25.3% and 24.0% for Oritani Financial and the Peer Group, respectively. Total interest-bearing liabilities maintained by the Company and the Peer Group, as a percent of assets, both equaled 85.6%.
     A key measure of balance sheet strength for a thrift institution is its IEA/IBL ratio. Presently, the Company’s IEA/IBL ratio is slightly higher than the Peer Group’s ratio, based on IEA/IBL ratios of 111.3% and 110.4%, respectively. The additional capital realized from stock proceeds should serve to provide Oritani Financial with an IEA/IBL ratio that further exceeds the Peer Group’s ratio, as the increase in capital provided by the infusion of stock proceeds will serve to lower the level of interest-bearing liabilities funding assets and will be primarily deployed into interest-earning assets.
     The growth rate section of Table 3.2 shows annual growth rates for key balance sheet items. Oritani Financial’s and the Peer Group’s growth rates are based on annual growth for the twelve months ended December 31, 2009, or the most recent twelve month period available for the Peer Group companies. Oritani Financial recorded asset growth of 21.3%, which was well above the Peer Group’s asset growth rate of 6.9%. Asset growth for Oritani Financial was sustained through a 48.3% increase in cash and investments and a 12.8% increase in loans. Asset growth for the Peer Group was sustained by a 4.6% increase in cash and investments and a 4.6% increase in loans.
     Asset growth for Oritani Financial was funded largely through a 37.6% increase in deposits, which was supplemented by a 3.2% increase in borrowings. Asset growth for the Peer Group was funded through deposit growth of 13.6%, which also funded a 4.0% reduction in the Peer Group’s borrowings. The Company’s capital increased by 0.2% during the twelve month period, versus a 6.2% increase in capital recorded by the Peer Group. The Company’s post-conversion capital growth rate will initially be constrained by maintenance of a higher pro forma capital position. Dividend payments

RP® Financial, LC.	PEER GROUP ANALYSIS
III.9
and stock repurchases, pursuant to regulatory limitations and guidelines, could also potentially continue to slow the Company’s capital growth rate in the longer term following the stock offering.
Income and Expense Components
     Table 3.3 displays statements of operations for the Company and the Peer Group. The Company’s and the Peer Group’s ratios are based on earnings for the twelve months ended December 31, 2009, unless otherwise indicated for the Peer Group companies. Oritani Financial and the Peer Group reported net income to average assets ratios of 0.56% and 0.49%, respectively. Higher levels of net interest income and non-interest operating income and lower loan loss provisions represented earnings advantages for the Peer Group, while lower operating expenses represented an earnings advantage for the Company. Non-operating gains and losses had slightly positive and negative impacts on the respective earnings of the Company and the Peer Group.
     The Peer Group’s stronger net interest margin was realized through maintenance of a lower interest expense ratio, which was largely offset by the Company’s higher interest income ratio. The Company’s higher interest income ratio was supported by maintaining a higher overall yield earned on interest-earning assets (5.42% versus 5.12% for the Peer Group), as well as maintaining a slightly higher concentration of assets in interest-earning assets. Likewise, the Peer Group’s lower interest expense ratio was supported by a lower cost of funds (2.39% versus 2.87% for the Company), Overall, Oritani Financial and the Peer Group reported net interest income to average assets ratios of 2.72% and 2.83%, respectively.
     In another key area of core earnings strength, the Company maintained a lower level of operating expenses than the Peer Group. For the period covered in Table 3.3, the Company and the Peer Group reported operating expense to average assets ratios of 1.59% and 2.15%, respectively. The Company’s lower operating expense ratio reflects the Company’s less diversified operations with respect to generating sources of non-interest operating income and commercial real estate lending emphasis which

RP® Financial, LC.	PEER GROUP ANALYSIS
III.10
Table 3.3
Income as Percent of Average Assets and Yields, Costs, Spreads
Comparable Institution Analysis
For the 12 Months Ended December 31, 2009

		Net Interest Income					Other Income				G&A/Other Exp.		Non-Op. Items		Yields, Costs, and Spreads
					Loss	NII				Total								MEMO:	MEMO:
	Net				Provis.	After	Loan	R.E.	Other	Other	G&A	Goodwill	Net	Extrao.	Yield	Cost	Yld-Cost	Assets/	Effective
	Income	Income	Expense	NII	on IEA	Provis.	Fees	Oper.	Income	Income	Expense	Amort.	Gains	Items	On Assets	Of Funds	Spread	FTE Emp.	Tax Rate
Oritani Financial Corp.
December 31, 2009	0.56%	5.19%	2.46%	2.72%	0.51%	2.22%	0.00%	0.13%	0.14%	0.27%	1.59%	0.00%	0.03%	0.00%	5.42%	2.87%	2.55%	$11,338	40.22%

All Public Companies
Averages	-0.08%	4.99%	2.09%	2.90%	0.83%	2.07%	0.02%	-0.06%	0.79%	0.76%	2.70%	0.11%	-0.07%	0.03%	5.30%	2.41%	2.89%	$6,084	31.69%
Medians	0.28%	5.00%	2.04%	2.91%	0.44%	2.37%	0.00%	0.00%	0.58%	0.57%	2.69%	0.00%	0.00%	0.00%	5.29%	2.42%	2.92%	$4,789	32.16%

State of NJ
Averages	-0.18%	4.85%	2.18%	2.67%	0.38%	2.29%	0.00%	0.00%	0.33%	0.33%	1.97%	0.24%	-0.35%	0.00%	5.17%	2.59%	2.58%	$12,203	33.08%
Medians	0.25%	4.80%	1.99%	2.71%	0.24%	2.25%	0.00%	0.00%	0.26%	0.26%	2.03%	0.00%	-0.06%	0.00%	5.19%	2.44%	2.46%	$7,519	33.96%

Comparable Group
Averages	0.49%	4.85%	2.04%	2.82%	0.35%	2.46%	0.01%	-0.02%	0.53%	0.52%	2.13%	0.02%	-0.11%	0.00%	5.12%	2.39%	2.74%	$5,335	25.74%
Medians	0.56%	4.94%	1.95%	2.93%	0.32%	2.59%	0.00%	0.00%	0.49%	0.53%	2.32%	0.00%	-0.04%	0.00%	5.17%	2.41%	2.74%	$5,444	28.99%

Comparable Group
BFED Beacon Federal Bancorp of NY (1)	0.60%	5.37%	2.74%	2.63%	0.85%	1.78%	0.00%	0.00%	0.49%	0.49%	1.60%	0.00%	-0.17%	0.00%	5.55%	3.05%	2.49%	NM	NM
BRKL Brookline Bancorp, Inc. of MA	0.75%	5.29%	2.05%	3.25%	0.37%	2.88%	0.00%	0.00%	0.10%	0.10%	1.62%	0.06%	0.01%	0.00%	5.47%	2.55%	2.92%	NM	39.16%
DNBK Danvers Bancorp, Inc. of MA	0.27%	4.88%	1.84%	3.05%	0.26%	2.78%	0.01%	-0.04%	0.47%	0.43%	2.89%	0.00%	0.00%	0.00%	5.12%	2.12%	3.01%	NM	2.38%
ESBF ESB Financial Corp. of PA (1)	0.60%	4.78%	2.93%	1.85%	0.06%	1.78%	0.00%	0.00%	0.33%	0.33%	1.24%	0.03%	-0.09%	0.00%	5.14%	3.21%	1.93%	NM	14.58%
ESSA ESSA Bancorp, Inc. of PA	0.53%	5.00%	2.19%	2.81%	0.16%	2.65%	0.05%	-0.12%	0.72%	0.65%	2.53%	0.00%	0.02%	0.00%	5.20%	2.71%	2.49%	$5,809	28.99%
OCFC OceanFirst Financial Corp. of NJ	0.82%	5.02%	1.59%	3.43%	0.30%	3.13%	0.00%	0.00%	0.77%	0.77%	2.54%	0.00%	0.05%	0.00%	5.28%	1.75%	3.53%	NM	33.96%
PVSA Parkvale Financial Corp. of PA	-0.50%	4.35%	2.33%	2.02%	0.38%	1.64%	0.08%	0.00%	0.49%	0.57%	1.49%	0.05%	-1.33%	0.00%	4.60%	2.55%	2.05%	$4,754	30.59%
PBNY Provident NY Bancorp, Inc. of NY	0.88%	4.31%	1.18%	3.13%	0.60%	2.53%	0.00%	0.00%	0.76%	0.76%	2.64%	0.07%	0.66%	0.00%	4.78%	1.39%	3.39%	$5,444	27.04%
UBNK United Financial Bancorp of MA (1)	0.45%	5.06%	1.85%	3.21%	0.19%	3.02%	0.00%	0.00%	0.75%	0.75%	2.60%	0.00%	-0.20%	0.00%	5.29%	2.26%	3.02%	NM	37.32%
WFD Westfield Financial Inc. of MA	0.47%	4.49%	1.71%	2.78%	0.33%	2.44%	0.00%	-0.01%	0.39%	0.38%	2.12%	0.00%	-0.10%	0.00%	4.82%	2.27%	2.55%	NM	17.65%

(1)	Financial information is for the quarter ending September 30, 2009.
Source: SNL Financial, LC. and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.
Copyright (c) 2010 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.11
generally are relatively high balance loans and, thus, tend to be less costly to service compared to a similarly sized portfolio of smaller balance 1-4 family loans. Accordingly, consistent with the lower staffing needs of the Company’s operations, assets per full time equivalent employee equaled $11.3 million for Oritani Financial versus $5.3 million for the Peer Group.
     When viewed together, net interest income and operating expenses provide considerable insight into a thrift’s earnings strength, since those sources of income and expenses are typically the most prominent components of earnings and are generally more predictable than losses and gains realized from the sale of assets or other non-recurring activities. In this regard, as measured by their expense coverage ratios (net interest income divided by operating expenses), the Company’s earnings were more favorable than the Peer Group’s. Expense coverage ratios posted by Oritani Financial and the Peer Group equaled 1.71x and 1.31x, respectively.
     Sources of non-interest operating income provided a larger contribution to the Peer Group’s earnings, with such income amounting to 0.27% and 0.52% of Oritani Financial’s and the Peer Group’s average assets, respectively. The Company’s relatively low earnings contribution realized from non-interest operating income is indicative of its limited diversification into areas that generate revenues from non-interest sources. Taking non-interest operating income into account in comparing the Company’s and the Peer Group’s earnings, Oritani Financial’s efficiency ratio (operating expenses, net of amortization of intangibles, as a percent of the sum of non-interest operating income and net interest income) of 53.2% was more favorable than the Peer Group’s efficiency ratio of 63.8%.
     Loan loss provisions had a larger impact on the Company’s earnings, with loan loss provisions established by the Company and the Peer Group equaling 0.51% and 0.35% of average assets, respectively. The higher level of loan provisions established by the Company was consistent with its less favorable credit quality measures for non-performing loans and non-performing assets.
     Net gains and losses realized from the sale of assets and other non-operating items, including write downs and losses on the sale of investment securities, equaled a

RP® Financial, LC.	PEER GROUP ANALYSIS
III.12
net gain of 0.03% of average assets for the Company and a net loss equal to 0.11% of average assets for the Peer Group. The net gain recorded by the Company was the result of a gain realized from the sale of a commercial property that had been held as a real estate investment by the Company, which was partially offset by losses on equity securities. Accordingly, the non-operating net gain recorded by the Company was not considered to be part of its core earnings. Comparatively, to the extent that gains have been derived through selling fixed rate loans into the secondary market, such gains may be considered to be an ongoing activity for an institution and, therefore, warrant some consideration as a core earnings factor for an institution. However, loan sale gains are still viewed as a more volatile source of income than income generated through the net interest margin and non-interest operating income. Extraordinary items were not a factor in either the Company’s or the Peer Group’s earnings.
     Taxes had a more significant impact on the Company’s earnings, as Oritani Financial Bank and the Peer Group posted effective tax rates of 40.22% and 25.74%, respectively. As indicated in the prospectus, the Company’s effective marginal tax rate is equal to 39.0%.
Loan Composition
     Table 3.4 presents data related to the Company’s and the Peer Group’s loan portfolio compositions (including the investment in mortgage-backed securities). The Company’s loan portfolio composition reflected a lower concentration of 1-4 family permanent mortgage loans and mortgage-backed securities compared to the Peer Group (22.2% of assets versus 52.3% for the Peer Group). The Peer Group maintained higher concentrations of 1-4 family permanent mortgage loans and mortgage-backed securities relative to the Company’s ratios. Loans serviced for others equaled 0.49% and 8.56% of the Company’s and the Peer Group’s assets, respectively, thereby indicating a greater influence of loan servicing income on the Peer Group’s earnings. Consistent with the Peer Group’s higher ratio of loans serviced for others as a percent of assets, loan servicing intangibles were a slightly larger factor on the Peer Group’s balance sheet (0.05% of assets versus 0.0% for the Company).

RP ® Financial, LC.	PEER GROUP ANALYSIS
III.13
Table 3.4
Loan Portfolio Composition and Related Information
Comparable Institution Analysis
As of December 31, 2009

	Portfolio Composition as a Percent of Assets
		1-4	Constr.	5+Unit	Commerc.		RWA/	Serviced	Servicing
Institution	MBS	Family	& Land	Comm RE	Business	Consumer	Assets	For Others	Assets
	(%)	(%)	(%)	(%)	(%)	(%)	(%)	($000)	($000)
Oritani Financial Corp.	9.20%	12.96%	6.22%	46.08%	1.06%	2.56%	72.52%	$9,870	$0

All Public Companies
Averages	12.62%	35.14%	5.41%	22.14%	4.63%	2.40%	66.10%	$605,349	$5,591
Medians	10.44%	35.37%	4.11%	20.03%	3.48%	0.66%	66.52%	$43,890	$125

State of NJ
Averages	15.75%	44.32%	3.74%	16.80%	2.49%	0.47%	57.93%	$150,398	$1,069
Medians	10.44%	43.25%	2.70%	16.21%	1.03%	0.10%	58.55%	$4,505	$0

Comparable Group
Averages	19.33%	33.01%	2.62%	17.66%	7.38%	4.64%	64.45%	$158,995	$940
Medians	15.07%	30.50%	2.09%	17.44%	8.74%	1.26%	65.38%	$70,785	$318

Comparable Group
BFED Beacon Federal Bancorp of NY (1)	15.17%	37.21%	2.69%	12.44%	9.33%	15.88%	75.28%	$116,970	$800
BRKL Brookline Bancorp, Inc. of MA	5.74%	14.81%	0.69%	34.44%	11.39%	21.42%	83.30%	$37,470	$148
DNBK Danvers Bancorp, Inc. of MA	12.38%	16.08%	4.95%	25.87%	14.63%	0.26%	54.63%	$104,290	$427
ESBF ESB Financial Corp. of PA (1)	40.28%	20.42%	1.98%	6.12%	1.31%	3.52%	49.29%	$9,280	$29
ESSA ESSA Bancorp, Inc. of PA	16.53%	63.14%	0.83%	5.15%	1.88%	0.18%	47.86%	$43,890	$323
OCFC OceanFirst Financial Corp. of NJ	8.69%	59.96%	2.20%	16.98%	3.51%	0.03%	65.70%	$961,440	$6,515
PVSA Parkvale Financial Corp. of PA	13.48%	42.70%	0.66%	7.59%	2.27%	2.25%	68.84%	$60,560	$0
PBNY Provident NY Bancorp, Inc. of NY	14.98%	23.79%	6.75%	19.02%	8.30%	0.56%	65.06%	$163,620	$840
UBNK United Financial Bancorp of MA (1)	22.80%	43.26%	4.67%	31.07%	9.18%	1.96%	70.73%	$81,010	$313
WFD Westfield Financial Inc. of MA	43.22%	8.72%	0.74%	17.90%	11.99%	0.30%	63.82%	$11,420	$0

(1)	Financial information is for the quarter ending September 30, 2009.

Source:	SNL Financial LC. and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.
Copyright (c) 2010 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.14
     Diversification into higher risk and higher yielding types of lending was more significant for the Company, as the result of the relatively high concentration of commercial real estate/multi-family loans in the Company’s loan portfolio. Commercial real estate/multi-family loans equaled 46.1% of the Company’s assets, followed by construction/land loans equal to 6.2% of assets. Likewise, the Peer Group’s lending diversification also consisted primarily of commercial real estate/multi-family loans (17.7% of assets) followed by commercial business loans (7.4% of assets), consumer loans (4.6% of assets) and construction/land loans (2.6% of assets). Lending diversification into commercial business and consumer loans was modest for the Company. Overall, the composition of the Company’s assets provides for a slightly higher risk weighted assets-to-assets ratio compared to the Peer Group’s ratio (72.52% versus 64.45% for the Peer Group).
Interest Rate Risk
     Table 3.5 reflects various key ratios highlighting the relative interest rate risk exposure of the Company versus the Peer Group. In terms of balance sheet composition, Oritani Financial’s interest rate risk characteristics were considered to be fairly similar to the Peer Group’s measures. Most notably, the Company’s tangible equity-to-assets ratio and IEA/IBL ratio approximated the Peer Group ratios, while the Company’s lower level of non-interest earning assets represented an advantage with respect to having to depend less on the yield-cost spread to sustain the net interest margin. On a pro forma basis, the infusion of stock proceeds should serve to provide the Company with comparative advantages over the Peer Group’s balance sheet interest rate risk characteristics, based on the expected increases that will be realized in Company’s equity-to-assets and IEA/IBL ratios.
     To analyze interest rate risk associated with the net interest margin, we reviewed quarterly changes in net interest income as a percent of average assets for Oritani Financial and the Peer Group. In general, the more significant fluctuations in the Company’s ratios implied that the interest rate risk associated with the Company’s net interest income was greater compared to the Peer Group’s, based on the interest rate

RP ® Financial, LC.	PEER GROUP ANALYSIS
III.15
Table 3.5
Interest Rate Risk Measures and Net Interest Income Volatility
Comparable Institution Analysis
As of December 31, 2010 or Most Recent Date Available

	Balance Sheet Measures
			Non-Earn.
	Equity/	IEA/	Assets/	Quarterly Change in Net Interest Income
Institution	Assets	IBL	Assets	12/31/2009	9/30/2009	6/30/2009	3/31/2009	12/31/2008	9/30/2008
	(%)	(%)	(%)	(change in net interest income is annualized in basis points)
Oritani Financial Corp.	12.4%	111.3%	4.7%	-3	40	1	-15	-21	38

All Public Companies	10.5%	106.8%	6.1%	6	8	1	-4	-3	10
State of NJ	11.1%	108.6%	5.7%	6	17	-1	-6	-1	15

Comparable Group
Averages	12.3%	110.6%	5.6%	8	3	4	-6	-5	10
Medians	9.7%	107.1%	5.5%	1	2	6	-7	-7	11

Comparable Group
BFED Beacon Federal Bancorp of NY (1)	9.4%	106.9%	3.6%	NA	5	5	9	-21	22
BRKL Brookline Bancorp, Inc. of MA	16.9%	120.3%	3.3%	14	-2	40	-18	5	16
DNBK Danvers Bancorp, Inc. of MA	10.0%	107.3%	6.1%	44	12	6	-17	-1	-15
ESBF ESB Financial Corp. of PA (1)	6.3%	103.3%	6.7%	NA	10	10	5	4	11
ESSA ESSA Bancorp, Inc. of PA	17.6%	117.9%	4.0%	0	-2	6	1	-6	3
OCFC OceanFirst Financial Corp. of NJ	9.2%	105.5%	5.1%	-2	15	6	13	7	8
PVSA Parkvale Financial Corp. of PA	6.4%	102.6%	6.0%	-5	-17	3	-19	-8	18
PBNY Provident NY Bancorp, Inc. of NY	8.7%	106.5%	10.4%	1	-7	-7	-17	-11	11
UBNK United Financial Bancorp of MA (1)	17.3%	116.2%	4.9%	NA	13	-17	-7	-13	18
WFD Westfield Financial Inc. of MA	20.8%	119.9%	5.8%	4	-1	-14	-6	-9	5

(1)	Financial information is for the quarter ending September 30, 2009.
NA=Change is greater than 100 basis points during the quarter.

Source:	SNL Financial LC. and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.
Copyright (c) 2010 by RP® Financial, LC.

RP ® Financial, LC.	PEER GROUP ANALYSIS
III.16
environment that prevailed during the period covered in Table 3.5. The stability of the Company’s net interest margin should be enhanced by the infusion of stock proceeds, as interest rate sensitive liabilities will be funding a lower portion of Oritani Financial’s assets and the proceeds will be substantially deployed into interest-earning assets.
Credit Risk
     Overall, based on a comparison of credit quality measures, the Company’s credit risk exposure was considered to be more significant than Peer Group’s. As shown in Table 3.6, the Company’s non-performing assets/assets and non-performing loans/loans ratios equaled 2.62% and 3.82%, respectively, versus comparable measures of 1.16% and 1.42% for the Peer Group. The Company’s and Peer Group’s loss reserves as a percent of non-performing loans equaled 42.70% and 130.87%, respectively. Loss reserves maintained as percent of net loans receivable equaled 1.63% for the Company, versus 1.32% for the Peer Group. Net loan charge-offs were similar for the Company and the Peer Group, as net loan charge-offs for the Company equaled 0.46% of loans versus 0.50% of loans for the Peer Group.
Summary
     Based on the above analysis, RP Financial concluded that the Peer Group forms a reasonable basis for determining the pro forma market value of the Company. Such general characteristics as asset size, capital position, interest-earning asset composition, funding composition, core earnings measures, loan composition, credit quality and exposure to interest rate risk all tend to support the reasonability of the Peer Group from a financial standpoint. Those areas where differences exist will be addressed in the form of valuation adjustments to the extent necessary.

RP ® Financial, LC.	PEER GROUP ANALYSIS
III.17
Table 3.6
Credit Risk Measures and Related Information
Comparable Institution Analysis
As of December 31, 2009 or Most Recent Date Available

		NPAs &				Rsrves/
	REO/	90+Del/	NPLs/	Rsrves/	Rsrves/	NPAs &	Net Loan	NLCs/
Institution	Assets	Assets	Loans	Loans	NPLs	90+Del	Chargoffs	Loans
	(%)	(%)	(%)	(%)	(%)	(%)	($000)	(%)
Oritani Financial corp.	0.03%	2.62%	3.82%	1.63%	42.70%	42.21%	$6,299	0.46%

All Public Companies
Averages	0.43%	3.16%	3.37%	1.50%	67.54%	50.08%	$1,404	0.62%
Medians	0.17%	2.33%	2.78%	1.28%	53.91%	41.00%	$388	0.17%

State of NJ
Averages	0.19%	0.98%	1.64%	0.93%	70.06%	74.67%	$1,786	0.28%
Medians	0.02%	0.89%	1.72%	0.77%	51.99%	52.94%	$215	0.10%

Comparable Group
Averages	0.10%	1.16%	1.42%	1.32%	130.87%	77.84%	$1,330	0.50%
Medians	0.09%	1.01%	1.23%	1.44%	112.32%	80.64%	$1,450	0.43%

Comparable Group
BFED Beacon Federal Bancorp of NY (1)	0.00%	NA	NA	1.88%	NA	NA	$1,600	0.77%
BRKL Brookline Bancorp, Inc. of MA	0.00%	NA	0.47%	1.44%	306.81%	NA	$1,673	0.31%
DNBK Danvers Bancorp, Inc. of MA	0.06%	0.73%	1.01%	0.88%	87.49%	80.64%	$929	0.25%
ESBF ESB Financial Corp. of PA (1)	0.00%	NA	NA	NA	NA	NA	$192	0.00%
ESSA ESSA Bancorp, Inc. of PA	0.17%	NA	NA	0.84%	NA	NA	$111	0.06%
OCFC OceanFirst Financial Corp. of NJ	0.13%	1.55%	1.72%	0.89%	51.99%	47.60%	$1,157	0.28%
PVSA Parkvale Financial Corp. of PA	0.31%	1.90%	2.84%	1.76%	62.00%	52.01%	$1,999	0.74%
PBNY Provident NY Bancorp, Inc. of NY	0.08%	1.01%	1.30%	1.79%	137.14%	101.77%	$2,583	0.61%
UBNK United Financial Bancorp of MA (1)	0.10%	NA	NA	0.82%	NA	NA	$1,300	0.54%
WFD Westfield Financial Inc. of MA	0.14%	0.60%	1.15%	1.60%	139.76%	107.19%	$1,752	1.47%

(1)	Financial information is for the quarter ending September 30, 2009.

Source:	SNL Financial LC. and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.
Copyright (c) 2010 by RP® Financial, LC.

RP® Financial, LC. Financial, LC.	VALUATION ANALYSIS
IV.1
IV. VALUATION ANALYSIS
Introduction
     This chapter presents the valuation analysis and methodology, prepared pursuant to the regulatory valuation guidelines, and valuation adjustments and assumptions used to determine the estimated pro forma market value of the common stock to be issued in conjunction with the Company’s conversion transaction.
Appraisal Guidelines
     The OTS written appraisal guidelines specify the market value methodology for estimating the pro forma market value of an institution pursuant to a mutual-to-stock conversion. Pursuant to this methodology: (1) a peer group of comparable publicly-traded institutions is selected; (2) a financial and operational comparison of the subject company to the peer group is conducted to discern key differences; and (3) a valuation analysis in which the pro forma market value of the subject company is determined based on the market pricing of the peer group as of the date of valuation, incorporating valuation adjustments for key differences. In addition, the pricing characteristics of recent conversions, both at conversion and in the aftermarket, must be considered.
RP Financial Approach to the Valuation
     The valuation analysis herein complies with such regulatory approval guidelines. Accordingly, the valuation incorporates a detailed analysis based on the Peer Group, discussed in Chapter III, which constitutes “fundamental analysis” techniques. Additionally, the valuation incorporates a “technical analysis” of recently completed stock conversions, particularly second-step conversions, including closing pricing and aftermarket trading of such offerings. It should be noted that these valuation analyses cannot possibly fully account for all the market forces which impact trading activity and pricing characteristics of a particular stock on a given day.

RP® Financial, LC. Financial, LC.	VALUATION ANALYSIS
IV.2
     The pro forma market value determined herein is a preliminary value for the Company’s to-be-issued stock. Throughout the conversion process, RP Financial will: (1) review changes in Oritani Financial’s operations and financial condition; (2) monitor Oritani Financial’s operations and financial condition relative to the Peer Group to identify any fundamental changes; (3) monitor the external factors affecting value including, but not limited to, local and national economic conditions, interest rates, and the stock market environment, including the market for thrift stocks and Oritani Financial’s stock specifically; and (4) monitor pending conversion offerings, particularly second-step conversions, (including those in the offering phase), both regionally and nationally. If material changes should occur during the conversion process, RP Financial will evaluate if updated valuation reports should be prepared reflecting such changes and their related impact on value, if any. RP Financial will also prepare a final valuation update at the closing of the offering to determine if the prepared valuation analysis and resulting range of value continues to be appropriate.
     The appraised value determined herein is based on the current market and operating environment for the Company and for all thrifts. Subsequent changes in the local and national economy, the legislative and regulatory environment, the stock market, interest rates, and other external forces (such as natural disasters or major world events), which may occur from time to time (often with great unpredictability) may materially impact the market value of all thrift stocks, including Oritani Financial’s value, or Oritani Financial’s value alone. To the extent a change in factors impacting the Company’s value can be reasonably anticipated and/or quantified, RP Financial has incorporated the estimated impact into the analysis.
Valuation Analysis
     A fundamental analysis discussing similarities and differences relative to the Peer Group was presented in Chapter III. The following sections summarize the key differences between the Company and the Peer Group and how those differences affect the pro forma valuation. Emphasis is placed on the specific strengths and weaknesses of the Company relative to the Peer Group in such key areas as financial condition,

RP® Financial, LC. Financial, LC.	VALUATION ANALYSIS
IV.3
profitability, growth and viability of earnings, asset growth, primary market area, dividends, liquidity of the shares, marketing of the issue, management, and the effect of government regulations and/or regulatory reform. We have also considered the market for thrift stocks, in particular new issues, to assess the impact on value of the Company coming to market at this time.
1. Financial Condition
     The financial condition of an institution is an important determinant in pro forma market value because investors typically look to such factors as liquidity, capital, asset composition and quality, and funding sources in assessing investment attractiveness. The similarities and differences in the Company’s and the Peer Group’s financial strengths are noted as follows:
▪	Overall A/L Composition. In comparison to the Peer Group, the Company’s interest-earning asset composition showed a higher concentration of loans and a lower higher concentration of investments. The Company’s lending emphasis on commercial real estate/multi-family translated into greater diversification into higher risk and higher yielding types of loans. Overall, in comparison to the Peer Group, the Company’s interest-earning asset composition provided for a higher yield earned on interest-earning assets and a higher risk weighted assets-to-assets ratio. Oritani Financial’s funding composition reflected a slightly lower level of deposits and a slightly higher level of borrowings than the comparable Peer Group ratios, which translated into a higher cost of funds for the Company. Overall, as a percent of assets, the Company maintained a slightly higher level of interest-earning assets and a similar level of interest-bearing liabilities compared to the Peer Group’s ratios, which resulted in a slightly higher IEA/IBL ratio for the Company. After factoring in the impact of the net stock proceeds, the Company’s IEA/IBL ratio should further exceed the Peer Group’s ratio. On balance, RP Financial concluded that asset/liability composition was a slightly positive factor in our adjustment for financial condition.

▪	Credit Quality. The Company’s ratios for non-performing assets and non-performing loans were less favorable than the comparable Peer Group ratios. Loss reserves as a percent of non-performing loans were lower for the Company, while the Company maintained slightly higher loss reserves as a percent of loans. Net loan charge-offs were a similar factor for the Company and the Peer Group. As noted above, the Company’s risk weighted assets-to-assets ratio was higher than the Peer Group’s ratio. Overall, RP Financial concluded that credit quality was a moderate negative factor in our adjustment for financial condition.

RP® Financial, LC. Financial, LC.	VALUATION ANALYSIS
IV.4
▪	Balance Sheet Liquidity. The Company operated with a slightly lower level of cash and investment securities relative to the Peer Group (27.7% of assets versus 31.3% for the Peer Group). Following the infusion of stock proceeds, the Company’s cash and investments ratio is expected to increase as the proceeds retained at the holding company level will be initially deployed into investments. The Company’s future borrowing capacity was considered to be slightly less than the Peer Group’s, given the slightly higher level of borrowings currently funding the Company’s assets. Overall, RP Financial concluded that balance sheet liquidity was a neutral factor in our adjustment for financial condition.

▪	Funding Liabilities. The Company’s interest-bearing funding composition reflected a slightly lower concentration of deposits and a slightly higher concentration of borrowings relative to the comparable Peer Group ratios, which translated into a higher cost of funds for the Company. Total interest-bearing liabilities as a percent of assets were similar for the Company and the Peer Group. Following the stock offering, the increase in the Company’s capital position will reduce the level of interest-bearing liabilities funding the Company’s assets. Overall, RP Financial concluded that funding liabilities were a slightly negative factor in our adjustment for financial condition.

▪	Capital. The Company currently operates with a slightly lower equity-to-assets ratio than the Peer Group. However, following the stock offering, Oritani Financial’s pro forma capital position will likely exceed the Peer Group’s equity-to-assets ratio. The Company’s higher pro forma capital position implies greater leverage capacity, lower dependence on interest-bearing liabilities to fund assets and a greater capacity to absorb unanticipated losses. At the same time, the Company’s more significant capital surplus will make it difficult to achieve a competitive ROE. On balance, RP Financial concluded that capital strength was a slightly positive factor in our adjustment for financial condition.
     Our evaluation of the Company’s financial condition also took into consideration the significant unrealized gains maintained in its joint venture investments and real estate held for investment. At the same time, the Company generally views its investments in joint ventures and real estate held for investment as long-term investments for purposes of contributing to the Company’s net income and cash flow and, therefore, it is uncertain to the extent the amount of gains, if any, will be realized from the sale of joint ventures and real estate held for investment. On balance, Oritani Financial’s balance sheet strength was considered to be more favorable than the Peer Group’s and, thus, a slight upward adjustment was applied for the Company’s financial condition.

RP® Financial, LC. Financial, LC.	VALUATION ANALYSIS
IV.5
2. Profitability, Growth and Viability of Earnings
     Earnings are a key factor in determining pro forma market value, as the level and risk characteristics of an institution’s earnings stream and the prospects and ability to generate future earnings heavily influence the multiple that the investment community will pay for earnings. The major factors considered in the valuation are described below.
▪	Reported Earnings. The Company’s reported earnings were slightly higher than the Peer Group’s on a ROAA basis (0.56% of average assets versus 0.49% for the Peer Group). The Company’s slightly higher return was attributable to a lower level of operating expenses and net gains, which were somewhat offset by the Peer Group’s higher net interest margin, lower loan loss provisions and higher non-interest operating income. Reinvestment of stock proceeds into interest-earning assets will serve to increase the Company’s earnings, with the benefit of reinvesting proceeds expected to be somewhat offset by implementation of additional stock benefit plans in connection with the second-step offering. Overall, the Company’s pro forma reported earnings were considered to be slightly stronger than the Peer Group’s and, thus, RP Financial concluded that this was a slightly positive in our adjustment for profitability, growth and viability of earnings.

▪	Core Earnings. Net interest income, operating expenses, non-interest operating income and loan loss provisions were reviewed in assessing the relative strengths and weaknesses of the Company’s and the Peer Group’s core earnings. The Company operated with a lower net interest margin, a lower operating expense ratio and a lower level of non-interest operating income. The Company’s lower ratios for net interest income and operating expenses translated into a higher expense coverage ratio in comparison to the Peer Group’s ratio (equal to 1.71x versus 1.31X for the Peer Group). Similarly, the Company’s efficiency ratio of 53.2% was more favorable than the Peer Group’s efficiency ratio of 63.8%. Loan loss provisions had a more significant impact on the Company’s earnings. Overall, these measures, as well as the expected earnings benefits the Company should realize from the redeployment of stock proceeds into interest-earning assets and leveraging of post-conversion capital, which will be somewhat negated by expenses associated with the stock benefit plans and operating as a publicly-traded company, indicate that the Company’s pro forma core earnings will be more favorable than the Peer Group’s. Therefore, RP Financial concluded that this was a slightly positive factor in our adjustment for profitability, growth and viability of earnings.

▪	Interest Rate Risk. Quarterly changes in the Company’s and the Peer Group’s net interest income to average assets ratios indicated a higher degree of volatility was associated with the Company’s net interest margin.

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Other measures of interest rate risk, such as capital and IEA/IBL ratios as well as level of non-interest earning assets were fairly comparable for the Company and the Peer Group. On a pro forma basis, the infusion of stock proceeds can be expected to provide the Company with equity-to-assets and IEA/ILB ratios that will be above the Peer Group ratios, as well as enhance the stability of the Company’s net interest margin through the reinvestment of stock proceeds into interest-earning assets. On balance, RP Financial concluded that interest rate risk was a neutral factor in our adjustment for profitability, growth and viability of earnings.

▪	Credit Risk. Loan loss provisions were a larger factor in the Company’s earnings (0.51% of average assets versus 0.35% of average assets for the Peer Group). In terms of future exposure to credit quality related losses, the Company maintained a higher concentration of assets in loans and lending diversification into higher risk types of loans was more significant for the Company. Credit quality measures for non-performing assets and loss reserves as a percent of non-performing loans were less favorable for the Company, while the Company maintained higher loss reserves as a percent of loans. Overall, RP Financial concluded that credit risk was a moderate negative factor in our adjustment for profitability, growth and viability of earnings.

▪	Earnings Growth Potential. Several factors were considered in assessing earnings growth potential. First, the Company maintained a less favorable interest rate spread than the Peer Group, which would tend to support a stronger net interest margin going forward for the Peer Group. Second, the infusion of stock proceeds will provide the Company with more significant growth potential through leverage than currently maintained by the Peer Group. Third, the Peer Group’s higher ratio of non-interest operating income and the Company’s lower operating expense ratio were viewed as respective advantages to sustain earnings growth during periods when net interest margins come under pressure as the result of adverse changes in interest rates. Overall, earnings growth potential was considered to be a slightly positive factor in our adjustment for profitability, growth and viability of earnings.

▪	Return on Equity. Currently, the Company’s core ROE is above the Peer Group’s ROE. As the result of the significant increase in capital that will be realized from the infusion of net stock proceeds into the Company’s equity, the Company’s pro forma return equity on a core earnings basis will initially be more comparable to the Peer Group’s core ROE. Accordingly, this was a neutral factor in the adjustment for profitability, growth and viability of earnings.
     On balance, Oritani Financial’s pro forma earnings strength was considered to be more favorable than the Peer Group’s and, thus, a slight upward downward adjustment

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was applied for profitability, growth and viability of earnings.
3. Asset Growth
     The Company’s asset growth rate was well above the Peer Group’s growth rate during the period covered in our comparative analysis, based on growth rates of 21.3% and 6.9%, respectively. Asset growth for the Company and the Peer Group consisted of a combination of loans and cash and investments, with the Company’s growth rates for both loans and cash and investments exceeding the comparable Peer Group growth rates. On a pro forma basis, the Company’s tangible equity-to-assets ratio will exceed the Peer Group’s tangible equity-to-assets ratio, indicating greater leverage capacity for the Company. On balance, a moderate upward adjustment was applied for asset growth.
4. Primary Market Area
     The general condition of an institution’s market area has an impact on value, as future success is in part dependent upon opportunities for profitable activities in the local market served. Oritani Financial serves northeastern New Jersey through the main office and 21 branch locations. Operating in a relatively slow growing densely populated market area provides the Company with growth opportunities, but such growth must be achieved in a highly competitive market environment. The Company competes against significantly larger institutions that provide a larger array of services and have significantly larger branch networks than maintained by Oritani Financial. The competitiveness of the market area is highlighted by the Company’s relatively low market share of deposits in the counties where its branches are maintained.
     The Peer Group companies generally operate in less densely populated markets compared to the northeastern New Jersey market served by the Company. Population growth for the primary market area counties served by the Peer Group companies reflect a wide range of growth rates, but on average was comparable to Bergen County’s population growth rate. Bergen County, where the Company maintains its main office and the majority of its branches, has a relatively high per capita income

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compared to the Peer Group’s average and median per capita income measures, while the Peer Group companies also generally operate in markets with a lower cost of living than Bergen County. The average and median deposit market shares maintained by the Peer Group companies were significantly above the Company’s market share of deposits in Bergen County. Overall, the degree of competition faced by the Peer Group companies was viewed as significantly less than faced by the Company, while the growth potential in the markets served by the Peer Group companies was for the most part viewed to be similar as provided by the Company’s primary market area. Summary demographic and deposit market share data for the Company and the Peer Group companies is provided in Exhibit III-4. As shown in Table 4.1, December 2009 unemployment rates for the markets served by the Peer Group companies were, on average, fairly consistent with Bergen County’s unemployment rate as of December 2009. On balance, we concluded that no adjustment was appropriate for the Company’s market area.
Table 4.1
Market Area Unemployment Rates
Oritani Financial and the Peer Group Companies(1)

		December 2009
	County	Unemployment
Oritani Financial — NJ	Bergen	8.1%

Peer Group Average		9.0%

Beacon Federal Bancorp. — NY	Onondaga	7.6%
Brookline Bancorp — MA	Norfolk	7.8
Danvers Bancorp — MA	Essex	9.7
ESB Financial Corp. — PA	Lawrence	9.7
ESSA Bancorp — PA	Monroe	9.3
OceanFirst Financial Corp. — NJ	Ocean	10.8
Parkvale Financial Corp. — PA	Allegheny	7.2
Provident NY Bancorp, Inc. — NY	Rockland	6.7
United Financial Bancorp — MA	Hampden	10.6
Westfield Financial — MA	Hampden	10.6

(1)	Unemployment rates are not seasonally adjusted.
Source: U.S. Bureau of Labor Statistics.

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5. Dividends
     Oritani Financial has indicated its intention to pay a $0.30 annual dividend, providing a yield of 3.0% based on the $10.00 per share initial offering price. However, future declarations of dividends by the Board of Directors will depend upon a number of factors, including investment opportunities, growth objectives, financial condition, profitability, tax considerations, minimum capital requirements, regulatory limitations, stock market characteristics and general economic conditions.
     All 10 of the Peer Group companies pay regular cash dividends, with implied dividend yields ranging from 0.57% to 4.80%. The average dividend yield on the stocks of the Peer Group institutions was 2.62% as of February 19, 2010, representing an average payout ratio of 42.63% of core earnings. As of February 19, 2010, approximately 63% of all fully-converted publicly-traded thrifts had adopted cash dividend policies (see Exhibit IV-1), exhibiting an average yield of 2.17%. The dividend paying thrifts generally maintain higher than average profitability ratios, facilitating their ability to pay cash dividends.
     The Company’s indicated dividend policy provides for a slightly higher yield compared to the Peer Group’s average dividend yield, while the Company’s implied payout ratio of 144.2% of pro forma earnings at the midpoint value is well above the Peer Group’s payout ratio. At the same time, the Company’s tangible equity-assets ratio, which will be at levels exceeding the Peer Group’s ratio across the conversion offering range, will support Oritani Financial’s dividend paying capacity from a capital perspective. Accordingly, on balance, we concluded that no adjustment was warranted for purposes of the Company’s dividend policy.
6. Liquidity of the Shares
     The Peer Group is by definition composed of companies that are traded in the public markets. Nine of the Peer Group members trade on the NASDAQ Global Select Market and one trades on the AMEX. Typically, the number of shares outstanding and market capitalization provides an indication of how much liquidity there will be in a particular stock. The market capitalization of the Peer Group companies ranged from

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IV.10
$40.2 million to $576.1 million as of February 19, 2010, with average and median market values of $228.2 million and $207.2 million, respectively. The shares issued and outstanding to the public shareholders of the Peer Group members ranged from 5.5 million to 59.0 million, with average and median shares outstanding of 22.4 million and 17.8 million, respectively. The Company’s second-step stock offering is expected to provide for a pro forma market value and shares outstanding that will be in the upper end of the range of market values and shares outstanding indicated for Peer Group companies. Like the large majority of the Peer Group companies, the Company’s stock will continue to be quoted on the NASDAQ Global Market following the stock offering. Overall, we anticipate that the Company’s stock will have a comparable trading market as the Peer Group companies on average and, therefore, concluded no adjustment was necessary for this factor.
7. Marketing of the Issue
     We believe that four separate markets exist for thrift stocks, including those coming to market such as Oritani Financial’s: (A) the after-market for public companies, in which trading activity is regular and investment decisions are made based upon financial condition, earnings, capital, ROE, dividends and future prospects; (B) the new issue market in which converting thrifts are evaluated on the basis of the same factors, but on a pro forma basis without the benefit of prior operations as a fully-converted publicly-held company and stock trading history; (C) the acquisition market for thrift franchises in New Jersey; and (D) the market for the public stock of Oritani Financial. All of these markets were considered in the valuation of the Company’s to-be-issued stock.
     A. The Public Market
          The value of publicly-traded thrift stocks is easily measurable, and is tracked by most investment houses and related organizations. Exhibit IV-1 provides pricing and financial data on all publicly-traded thrifts. In general, thrift stock values react to market stimuli such as interest rates, inflation, perceived industry health, projected rates of economic growth, regulatory issues and stock market conditions in

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general. Exhibit IV-2 displays historical stock market trends for various indices and includes historical stock price index values for thrifts and commercial banks. Exhibit IV-3 displays historical stock price indices for thrifts only.
          In terms of assessing general stock market conditions, the performance of the overall stock market has been mixed in recent quarters. The broader stock market started the third quarter of 2009 trending lower, with the Dow Jones Industrial Average (“DJIA”) falling to its lowest level in more than two months amid anxiety about second quarter earnings and a June employment report which showed more job losses than expected. Stocks rallied in mid-July on strong second quarter earnings reports, which included better-than-expected earnings posted by some bank bellwethers. The DJIA moved past 9000 going into late-July on more favorable earnings reports and a positive report for new home sales in June. Fueled by a growing belief that the recession was over and favorable unemployment data for July, the DJIA moved to a new high for 2009 in the first week of August. The broader stock market fluctuated in a narrow range through mid-August, reflecting uncertainty over the sustainability of the economic recovery. Better-than-expected economic data for housing and consumer confidence sustained a positive trend in the stock market in late-August, with the DJIA moving to new highs for the year. The broader stock market faltered at the start of September 2009, as investors worried the summer rally would give way to a correction. Encouraging economic data led a rebound in the stock market moving into mid-September, which was followed by a pullback on disappointing housing data for August. Stocks spiked higher in late- September on news of some large merger deals. Despite closing lower at the end of September, the DJIA had its best third quarter since 1939 with a 15% gain for the quarter.
          Stocks started October with a sell-off, as investors reacted negatively to economic data showing a slow down in manufacturing activity from August to September and more job losses than expected for September. Energy and material stocks led a stock market rally heading into mid-October, as stock markets rallied around the world. Good earnings reports from J.P. Morgan Chase and Intel pushed the DJIA above a 10000 close in mid-October. Mixed economic data and concerns of the

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sustainability of the recovery following the removal of the federal stimulus programs provided for volatile trading at the close of October. Stocks moved higher in early-November, with the DJIA topping 10000 again on renewed optimism about the economy aided by a report that manufacturing activity rose around the world in October. Expectations that interest rates and inflation would remain low, following a weaker than expected employment report for October, sustained the rally heading into mid-November. The DJIA hit new highs for the year in mid-November, as investors focused on upbeat earnings from major retailers, signs of economic growth in Asia and the Federal Reserve’s commitment to low interest rates. Stocks traded unevenly through the second half of November, reflecting investor uncertainty over the strength of the economic recovery and Dubai debt worries. Easing fears about the Dubai debt crisis, along with a favorable employment report for November, served to bolster stocks at the end of November and into early-December. Mixed economic data, including a better-than-expected increase in November retail sales and November wholesale inflation rising more than expected, sustained a narrow trading range for the broader stock market heading into mid-December. Worries about the state of European economies and the dollar’s surge upended stocks in mid-December. Helped by some positive economic data and acquisition deals in mining and health care, the DJIA posted gains for six consecutive sessions in late-December. Overall, the DJIA closed up 18.8% for 2009, which was 26.4% below its all time high.
          Stocks started 2010 in positive territory on mounting evidence of a global manufacturing rebound, while mixed earnings reports provided for an up and down market in mid-January. The DJIA moved into negative territory for the year heading in into late-January, with financial stocks leading the market lower as the White House proposed new limits on the size and activities of big banks. Technology stocks led the broader market lower at the close of January, as disappointing economic reports dampened growth prospects for 2010. Concerns about the global economy and European default worries pressured stocks lower in early-February, as the DJIA closed below 10000 for the first time in three months. Upbeat corporate earnings and some favorable economic news out of Europe and China held stocks to rebound in mid-February. The positive trend in the broader stock market continued into the second half

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of February, as investors seized on mild inflation data and more signs that the U.S. economy was recovering. On February 19, 2010, the DJIA closed at 10402.35, an increase of 41.2% from one year ago and a decrease of 0.2% year-to-date, and the NASDAQ closed at 2243.87, an increase of 55.7% from one year ago and a decrease of 1.1% year-to-date. The Standard & Poor’s 500 Index closed at 1109.17 on February 19, 2010, an increase of 44.4% from one year ago and a decrease of 0.5% year-to-date.
          The market for thrift stocks has been somewhat uneven in recent quarters, but in general has underperformed the broader stock market. Thrift stocks followed the broader market lower at the start of the third quarter of 2009, as a disappointing June employment report and uncertainty over forthcoming second quarter earnings reports weighed on the sector. Better-than-expected second quarter earnings results posted by some of the large banks fueled a mid-July rally in thrift stocks. Thrift socks traded unevenly heading into late-July, as trading for the sector was impacted by a mix of favorable and disappointing second quarter earnings reports. News that sales of new single-family houses were up in June boosted thrift stocks in late-July, with the upward trend being sustained into early-August on a more optimistic outlook for financial stocks as the economy showed more signs of pulling out of the recession. Thrift stocks pulled back in mid-August on profit taking and worries that earnings improvement could subside for financial stocks in general. Signs that the housing market was improving boosted thrifts stocks heading into late-August, which was followed by a slight pull back for the sector on concerns of more credit losses for thrifts and banks due to erosion in the commercial real estate market. A sell-off in the broader stock market and concerns of more credit losses for thrifts and banks due to erosion in the commercial real estate market pressured thrift stocks lower at the start of September 2009. Thrift stocks rebounded in mid-September on some positive comments regarding the level of loan loss reserves maintained by thrifts generally being in good shape. Concerns about the effects of a possible tightening by the Federal Reserve provided for a modest decline in thrift stocks heading into the close of the third quarter.

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IV.14
          Some disappointing economic data pushed thrift stocks along with the broader market lower at the beginning of October. Thrift stocks rebounded modestly through mid-October, aided by a rally in the broader stock market and a strong earnings report from J.P. Morgan Chase. Concerns of more loan losses and a disappointing report on September new home sales provided for a modest retreat in thrift prices in late-October. After bouncing higher on a better-than-expected report for third quarter GDP growth, financial stocks led the broader market lower at the end of October in the face of a negative report on consumer spending. In contrast to the broader market, thrift stocks edged lower following the Federal Reserve’s early-November statement that it would leave the federal funds rate unchanged. Thrift stocks rebounded along with the broader market going into mid-November, following some positive reports on the economy and comments from the Federal Reserve that interest rates would remain low amid concerns that unemployment and troubles in commercial real estate would weigh on the economic recovery. Fresh economic data that underscored expectations for a slow economic recovery and Dubai debt worries pushed thrift stocks lower during the second half of November. Financial stocks led a broader market rebound at the close of November and into early-December, which was supported by a favorable report for home sales in October and expectations that the Dubai debt crisis would have a limited impact on U.S. banks. The favorable employment report for November added to gains in the thrift sector in early-December. Financial stocks edged higher in mid-December on news that Citigroup was repaying TARP funds, which was followed by a pullback following a report that wholesale inflation rose more than expected in November and mid-December unemployment claims were higher than expected. More attractive valuations supported a snap-back rally in thrift stocks heading into late-December, which was followed by a narrow trading range for the thrift sector through year end. Overall, the SNL Index for all publicly-traded thrifts was down 10.2% in 2009, which reflects significant declines in the trading prices of several large publicly-traded thrifts during 2009 pursuant to reporting significant losses due to deterioration in credit quality.
          Thrift stocks traded in a narrow range during the first few weeks of 2010, as investors awaited fourth quarter earnings reports that would provide further insight on

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IV.15
credit quality trends. An unexpected jump in jobless claims and proposed restrictions by the White House on large banks depressed financial stocks in general heading into late-January. Amid mixed earnings reports, thrift stocks traded in a narrow range for the balance of January. Financial stocks led the broader market lower in early-February and then rebounded along with the broader market in mid-February on some positive economic data including signs that prices were rising in some large metropolitan areas. Mild inflation readings for wholesale and consumer prices in January sustained the upward trend in thrift stocks heading into the second half of February. On February 19, 2010, the SNL Index for all publicly-traded thrifts closed at 594.0, an increase of 20.5% from one year ago and an increase of 1.2% year-to-date.
     B. The New Issue Market
          In addition to thrift stock market conditions in general, the new issue market for converting thrifts is also an important consideration in determining the Company’s pro forma market value. The new issue market is separate and distinct from the market for seasoned thrift stocks in that the pricing ratios for converting issues are computed on a pro forma basis, specifically: (1) the numerator and denominator are both impacted by the conversion offering amount, unlike existing stock issues in which price change affects only the numerator; and (2) the pro forma pricing ratio incorporates assumptions regarding source and use of proceeds, effective tax rates, stock plan purchases, etc. which impact pro forma financials, whereas pricing for existing issues are based on reported financials. The distinction between pricing of converting and existing issues is perhaps no clearer than in the case of the price/book (“P/B”) ratio in that the P/B ratio of a converting thrift will typically result in a discount to book value whereas in the current market for existing thrifts the P/B ratio may reflect a premium to book value. Therefore, it is appropriate to also consider the market for new issues, both at the time of the conversion and in the aftermarket.
          The marketing for converting thrift issues turned more positive in the fourth quarter of 2009, as indicated by an increase in conversion activity and the relative success of those offerings. For the most part, the recent conversion offerings experienced healthy subscription takedowns and have traded above their IPO prices in

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initial trading activity. Consistent with the broader thrift market, conversion pricing reflects continued investor uncertainty over quality credit trends and the prospects that a strengthening economy will translate into improved real estate market conditions for residential and commercial properties.
          As shown in Table 4.2, four standard conversions and two second-step conversions were completed during the past three months. The second-step conversion offerings are considered to be more relevant for our analysis, which were both completed in December 2009. In general, second-step conversions tend to be priced (and trade in the aftermarket) at higher P/B ratios than standard conversions. We believe investors take into consideration the generally more leveraged pro forma balance sheets of second-step companies, their track records as public companies prior to conversion, and their generally higher pro forma ROE measures relative to standard conversions in pricing their common stocks. Northwest Bancshares’ second-step offering was completed between the midpoint and maximum of the offering range, with a 62% offering raising gross proceeds of $688.8 million. Northwest Bancshares’ pro forma price/tangible book ratio at the closing value equaled 101.5% and pro forma core price/earnings ratio at the closing value equaled 20.3 times. Comparatively, Ocean Shore Holding’s second-step offering was completed at the minimum of the offering range, with a 57% offering raising gross proceeds of $33.3 million. Ocean Shore Holding’s pro forma price/tangible book ratio at the closing value equaled 61.5% and pro forma core price/earnings ratio at the closing value equaled 11.1 times. Northwest Bancshares’ higher price/tangible book ratio is believed to be in part attributable to the significantly larger size of its offering, which provides for a more liquid trading market and attracts the interest of institutional investors. The respective stock prices of Northwest Bancshares’ and Ocean Shore Holding’s closed up 12.3% and 13.0% after one week of trading and closed up 22.6% and 18.9% through February 19, 2010.
          Shown in Table 4.3 are the current pricing ratios for the five companies that have completed fully-converted offerings during the past three months, all of which are traded on NASDAQ. The current average P/TB ratio of the publicly-traded recent conversions equaled 76.41%.

RP®Financial, LC.	Valuation Analysis Page IV.17
Table 4.2
Pricing Characteristics and After-Market Trends
Recent Conversions Completed (Last Three Months)

Institutional Information			Pre-Conversion Data				Offering Information				Contribution to		Insider Purchases					Pro Forma Data							Post-IPO Pricing Trends
			Financial Info.		Asset Quality						Charitable Found.		% Off Incl. Fdn.					Pricing Ratios(3)			Financial Charac.				Closing Price:
													Benefit Plans				Initial								First		After		After
	Conver.			Equity/	NPAs/	Res.	Gross	%	% of	Exp./		% of		Recog.	Stk	Mgmt.&	Dividend		Core		Core		Core	IPO	Trading	%	First	%	First	%	Thru	%
Institution	Date	Ticker	Assets	Assets	Assets	Cov.	Proc.	Offered	Mid.	Proc.	Form	Offering	ESOP	Plans	Option	Dirs.	Yield	P/TB	P/E	P/A	ROA	TE/A	ROE	Price	Day	Change	Week(4)	Change	Month(5)	Change	2/19/10	Change
			($Mil)	(%)	(%)	(%)	($Mil.)	(%)	(%)	(%)		(%)	(%)	(%)	(%)	(%)(2)	(%)	(%)	(x)	(%)	(%)	(%)	(%)	($)	($)	(%)	($)	(%)	($)	(%)	($)	(%)
Standard Conversions
OBA Financial Services, Inc., MD*	1/22/10	OBAF-NASDAQ	$358	10.90%	0.62%	67%	$46.3	100%	132%	3.1%	N.A.	N.A.	8.0%	4.0%	10.0%	3.8%	0.00%	59.1%	NM	11.7%	-0.1%	19.7%	-0.5%	$10.00	$10.39	3.9%	$10.11	1.1%	$10.30	3.0%	$10.30	3.0%
OmniAmerican Bancorp, Inc., TX*	1/21/10	OABC-NASDAQ	$1,006	9.08%	1.47%	158%	$119.0	100%	132%	2.5%	N.A.	N.A.	8.0%	4.0%	10.0%	0.3%	0.00%	61.7%	NM	10.7%	-0.3%	17.4%	-1.7%	$10.00	$11.85	18.5%	$11.32	13.2%	$10.99	9.9%	$10.99	9.9%
Versailles Financial Corp., OH	1/13/10	VERF-OTCBB	$43	17.89%	0.77%	83%	$4.3	100%	132%	14.0%	N.A.	N.A.	8.0%	4.0%	10.0%	23.7%	0.00%	40.3%	30.12	9.6%	0.3%	23.7%	1.1%	$10.00	$10.00	0.0%	$10.00	0.0%	$10.00	0.0%	$10.00	0.0%
Athens Bancshares, Inc., TN	1/7/10	AFCB-NASDAQ	$246	10.50%	1.04%	151%	$26.8	100%	134%	4.4%	N.A.	N.A.	8.0%	4.0%	10.0%	11.1%	0.00%	57.4%	18.40	10.3%	0.6%	18.0%	3.1%	$10.00	$11.60	16.0%	$11.39	13.9%	$11.06	10.6%	$10.92	9.2%

Averages – Standard Conversions:			$413	12.09%	0.98%	115%	$49.1	100%	133%	6.0%	N.A.	N.A.	8.0%	4.0%	10.0%	9.7%	0.00%	54.6%	24.26	10.6%	0.1%	19.7%	0.5%	$10.00	$10.96	9.6%	$10.71	7.05%	$10.59	5.88%	$10.55	5.53%
Medians – Standard Conversions:			$302	10.70%	0.91%	117%	$36.5	100%	132%	3.7%	N.A.	N.A.	8.0%	4.0%	10.0%	7.4%	0.00%	58.3%	24.26	10.5%	0.1%	18.9%	0.3%	$10.00	$11.00	10.0%	$10.72	7.15%	$10.65	6.45%	$10.61	6.10%

Second Step Conversions
Ocean Shore Holding Co., NJ*	12/21/09	OSHC-NASDAQ	$743	9.08%	0.36%	138%	$33.5	57%	85%	7.5%	N.A.	N.A.	6.8%	3.4%	8.5%	1.3%	2.50%	61.5%	11.11	7.6%	0.7%	12.3%	5.5%	$8.00	$8.60	7.5%	$8.98	12.3%	$9.05	13.1%	$9.81	22.6%
Northwest Bancshares, Inc.*	12/18/09	NWBI-NASDAQ	$7,134	9.18%	1.95%	54%	$688.8	62%	108%	3.8%	C/S	2.0%	4.0%	4.0%	10.2%	0.1%	3.91%	101.5%	20.3	14.3%	0.7%	14.4%	4.3%	$10.00	$11.35	13.5%	$11.30	13.0%	$11.40	14.0%	$11.89	18.9%

Averages – Second Step Conversions:			$3,938	9.13%	1.16%	96%	$361.1	60%	97%	5.6%	N.A.	N.A.	5.4%	3.7%	9.3%	0.7%	3.21%	81.5%	15.7x	10.9%	0.7%	13.4%	4.9%	$9.00	$9.98	10.5%	$10.14	12.6%	$10.23	13.6%	$10.85	20.8%
Medians – Second Step Conversions:			$3,938	9.13%	1.16%	96%	$361.1	60%	97%	5.6%	N.A.	N.A.	5.4%	3.7%	9.3%	0.7%	3.21%	81.5%	15.7x	10.9%	0.7%	13.4%	4.9%	$9.00	$9.98	10.5%	$10.14	12.6%	$10.23	13.6%	$10.85	20.8%

Mutual Holding Company Conversions

Averages – Mutual Holding Company Conversions:
Medians – Mutual Holding Company Conversions:

Averages – All Conversions:			$1,588	11.11%	1.04%	109%	$153.1	87%	121%	5.9%	NA	NA	7.1%	3.9%	9.8%	6.7%	1.07%	63.6%	$19.98	10.7%	0.3%	17.6%	2.0%	$9.67	$10.63	9.9%	$10.52	8.9%	$10.47	8.4%	$10.65	10.6%
Medians – All Conversions:			$550	9.84%	0.91%	110%	$39.9	100%	132%	4.1%	NA	NA	8.0%	4.0%	10.0%	2.5%	0.00%	60.3%	$19.35	10.5%	0.4%	17.7%	2.1%	$10.00	$10.87	10.5%	$10.71	12.6%	$10.65	10.3%	$10.61	9.6%

Note: * – Appraisal performed by RP Financial; BOLD=RP Financial did the Conversion Business Plan. “NT” — Not Traded; “NA” — Not Applicable, Not Available; C/S-Cash/Stock.

(1)	Non-OTS regulated thrift.

(2)	As a percent of MHC offering for MHC transactions.

(3)	Does not take into account the adoption of SOP 93-6.

(4)	Latest price if offering is less than one week old.

(5)	Latest price if offering is more than one week but less than one month old.

(6)	Mutual holding company pro forma data on full conversion basis.

(7)	Simultaneously completed acquisition of another financial institution.

(8)	Simultaneously converted to a commercial bank charter.

(9)	Former credit union.
February 19, 2010

RP® Financial, LC.	VALUATION ANALYSIS IV.18
Table 4.3
Market Pricing Comparatives
Prices As of February 19, 2010

	Market		Per Share Data
	Capitalization		Core	Book						Dividends(4)			Financial Characteristics(6)
	Price/	Market	12 Month	Value/	Pricing Ratios(3)					Amount/		Payout	Total	Equity/	Tang Eq/	NPAs/	Reported			Core
Financial Institution	Share(1)	Value	EPS(2)	Share	P/E	P/B	P/A	P/TB	P/Core	Share	Yield	Ratio(5)	Assets	Assets	Assets	Assets	ROA	ROE	ROA	ROE
	($)	($Mil)	($)	($)	(x)	(%)	(%)	(%)	(x)	($)	(%)	(%)	($Mil)	(%)	(%)	(%)	(%)	(%)	(%)	(%)
All Public Companies	$9.51	$287.53	($0.14)	$12.19	17.96x	81.45%	9.88%	89.82%	19.58x	$0.25	2.18%	32.57%	$2,649	11.27%	10.52%	3.16%	-0.16%	-0.34%	-0.14%	-0.84%
Converted Last 3 Months (no MHC)	$10.78	$319.21	$0.25	$15.09	25.59x	73.33%	12.16%	76.41%	21.99x	$0.13	1.16%	20.69%	$2,114	6.47%	6.09%	1.03%	0.24%	3.61%	0.28%	3.52%

Converted Last 3 Months (no MHC)
AFCB Athens Bancshares, Inc. of TN	$10.92	$30.34	$0.54	$17.42	20.22x	62.69%	11.29%	62.69%	20.22x	$0.00	0.00%	0.00%	$269	0.00%	0.00%	NA	0.56%	NM	0.56%	NM
NWBI Northwest Bancshares Inc. of PA	$11.89	$1,315.53	$0.37	$11.90	39.63x	99.92%	16.39%	115.32%	32.14x	$0.40	3.36%	NM	$8,025	16.41%	14.53%	1.81%	0.46%	4.32%	0.57%	5.33%
OBAF OBA Financial Serv. Inc. of MD	$10.30	$47.68	($0.09)	$16.92	NM	60.87%	12.00%	60.87%	NM	$0.00	0.00%	NM	$397	0.00%	0.00%	NA	-0.30%	NM	-0.10%	NM
OSHC Ocean Shore Holding Co. of NJ	$9.81	$71.69	$0.72	$13.01	16.91x	75.40%	9.31%	75.40%	13.63x	$0.24	2.45%	41.38%	$770	7.69%	7.69%	0.25%	0.55%	7.15%	0.68%	8.88%
OABC OmniAmerican Bancorp Inc. of TX	$10.99	$130.81	($0.28)	$16.22	NM	67.76%	11.81%	67.76%	NM	$0.00	0.00%	NM	$1,108	8.23%	8.23%	NA	-0.05%	-0.65%	-0.30%	-3.66%

(1)	Average of High/Low or Bid/Ask price per share.

(2)	EPS (estimate core basis) is based on actual trailing 12 month data, adjusted to omit non-operating items on a tax-effected basis.

(3)	P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to core earnings.

(4)	Indicated 12 month dividend, based on last quarterly dividend declared.

(5)	Indicated 12 month dividend as a percent of trailing 12 month estimated core earnings.

(6)	ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing 12 month common earnings and average common equity and total assets balances.

(7)	Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.
Source: SNL Financial, LC. and RP® Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.
Copyright (c) 2009 by RP® Financial, LC.

RP® Financial, LC.	VALUATION ANALYSIS IV.19
     C. The Acquisition Market
          Also considered in the valuation was the potential impact on Oritani Financial’s stock price of recently completed and pending acquisitions of other thrift institutions operating in New Jersey. As shown in Exhibit IV-4, there were six New Jersey thrift acquisitions completed from the beginning of 2006 through February 19, 2010, and there is currently one acquisition pending of a New Jersey savings institution. The recent acquisition activity involving New Jersey savings institutions may imply a certain degree of acquisition speculation for the Company’s stock. To the extent that acquisition speculation may impact the Company’s offering, we have largely taken this into account in selecting companies for the Peer Group which operate in markets that have experienced a comparable level of acquisition activity as the Company’s market and, thus, are subject to the same type of acquisition speculation that may influence Oritani Financial’s stock. However, since converting thrifts are subject to a three-year regulatory moratorium from being acquired, acquisition speculation in Oritani Financial’s stock would tend to be less compared to the stocks of the Peer Group companies.
     D. Trading in Oritani Financial’s Stock
          Since Oritani Financial’s minority stock currently trades under the symbol “ORIT” on the NASDAQ, RP Financial also considered the recent trading activity in the valuation analysis. Oritani Financial had a total of 37,041,184 shares issued and outstanding at December 31, 2009, of which 9,465,710 shares were held by public shareholders and traded as public securities. The Company’s stock has had a 52 week trading range of $9.56 to $15.10 per share and its closing price on February 19, 2010 was $13.80.
          There are significant differences between the Company’s minority stock (currently being traded) and the conversion stock that will be issued by the Company. Such differences include different liquidity characteristics, a different return on equity for the conversion stock, the stock is currently traded based on speculation of a range of exchange ratios and dividend payments will be made on all shares outstanding;

RP® Financial, LC.	VALUATION ANALYSIS IV.20
thereby, requiring a higher payout ratio to sustain the current level of dividends paid to non-MHC shareholders. Since the pro forma impact has not been publicly disseminated to date, it is appropriate to discount the current trading level. As the pro forma impact is made known publicly, the trading level will become more informative.
* * * * * * * * * * *
     In determining our valuation adjustment for marketing of the issue, we considered trends in both the overall thrift market, the new issue market including the new issue market for second-step conversions, the acquisition market and recent trading activity in the Company’s minority stock. Taking these factors and trends into account, RP Financial concluded that a slight downward adjustment was appropriate in the valuation analysis for purposes of marketing of the issue.
8. Management
     The Company’s management team appears to have experience and expertise in all of the key areas of the Company’s operations. Exhibit IV-5 provides summary resumes of the Company’s Board of Directors and senior management. The financial characteristics of the Company suggest that the Board and senior management have been effective in implementing an operating strategy that can be well managed by the Company’s present organizational structure. The Company currently does not have any senior management positions that are vacant.
     Similarly, the returns, equity positions and other operating measures of the Peer Group companies are indicative of well-managed financial institutions, which have Boards and management teams that have been effective in implementing competitive operating strategies. Therefore, on balance, we concluded no valuation adjustment relative to the Peer Group was appropriate for this factor.

RP® Financial, LC.	VALUATION ANALYSIS IV.21
9. Effect of Government Regulation and Regulatory Reform
     In summary, as a fully-converted regulated institution, Oritani Financial will operate in substantially the same regulatory environment as the Peer Group members — all of whom are adequately capitalized institutions and are operating with no apparent restrictions. Exhibit IV-6 reflects Oritani Bank’s pro forma regulatory capital ratios. On balance, no adjustment has been applied for the effect of government regulation and regulatory reform.
Summary of Adjustments
     Overall, based on the factors discussed above, we concluded that the Company’s pro forma market value should reflect the following valuation adjustments relative to the Peer Group:

Key Valuation Parameters:	Valuation Adjustment
Financial Condition
Profitability, Growth and Viability of Earnings
Asset Growth
Primary Market Area
Dividends
Liquidity of the Shares
Marketing of the Issue
Management
Effect of Govt. Regulations and Regulatory Reform
Slight Upward Slight Upward Moderate Upward No Adjustment No Adjustment No Adjustment Slight Downward No Adjustment No Adjustment
Valuation Approaches
     In applying the accepted valuation methodology promulgated by the OTS and adopted by the FDIC, i.e., the pro forma market value approach, we considered the three key pricing ratios in valuing the Company’s to-be-issued stock — price/earnings (“P/E”), price/book (“P/B”), and price/assets (“P/A”) approaches — all performed on a pro forma basis including the effects of the stock proceeds. In computing the pro forma impact of the conversion and the related pricing ratios, we have incorporated the valuation parameters disclosed in the Company’s prospectus for reinvestment rate,

RP® Financial, LC.	VALUATION ANALYSIS IV.22
effective tax rate, stock benefit plan assumptions and expenses (summarized in Exhibits IV-7 and IV-8).
     In our estimate of value, we assessed the relationship of the pro forma pricing ratios relative to the Peer Group and recent conversion offerings.
     RP Financial’s valuation placed an emphasis on the following:
▪	P/E Approach. The P/E approach is generally the best indicator of long-term value for a stock and we have given it the most significant weight among the valuation approaches. Given certain similarities between the Company’s and the Peer Group’s earnings composition and overall financial condition, the P/E approach was carefully considered in this valuation. At the same time, recognizing that (1) the earnings multiples will be evaluated on a pro forma basis for the Company; and (2) the Peer Group on average has had the opportunity to realize the benefit of reinvesting and leveraging the offering proceeds, we also gave weight to the other valuation approaches.

▪	P/B Approach. P/B ratios have generally served as a useful benchmark in the valuation of thrift stocks, particularly in the context of an initial public offering, as the earnings approach involves assumptions regarding the use of proceeds. RP Financial considered the P/B approach to be a valuable indicator of pro forma value taking into account the pricing ratios under the P/E and P/A approaches. We have also modified the P/B approach to exclude the impact of intangible assets (i.e., price/tangible book value or “P/TB”), in that the investment community frequently makes this adjustment in its evaluation of this pricing approach.

▪	P/A Approach. P/A ratios are generally a less reliable indicator of market value, as investors typically assign less weight to assets and attribute greater weight to book value and earnings. Furthermore, this approach as set forth in the regulatory valuation guidelines does not take into account the amount of stock purchases funded by deposit withdrawals, thus understating the pro forma P/A ratio. At the same time, the P/A ratio is an indicator of franchise value, and, in the case of highly capitalized institutions, high P/A ratios may limit the investment community’s willingness to pay market multiples for earnings or book value when ROE is expected to be low.

▪	Trading of ORIT stock. Converting institutions generally do not have stock outstanding. Oritani Financial, however, has public shares outstanding due to the mutual holding company form of ownership. Since Oritani Financial is currently traded on the NASDAQ, it is an indicator of investor interest in the Company’s conversion stock and therefore received some weight in our valuation. Based on the February 19, 2010, stock price of

RP® Financial, LC.	VALUATION ANALYSIS IV.23
$13.80 per share and the 37,041,184 shares of Oritani Financial stock outstanding, the Company’s implied market value of $511.2 million was considered in the valuation process. However, since the conversion stock will have different characteristics than the minority shares, and since pro forma information has not been publicly disseminated to date, the current trading price of Oritani Financial’s stock was somewhat discounted herein but will become more important towards the closing of the offering.
     The Company has adopted Statement of Position (“SOP”) 93-6, which causes earnings per share computations to be based on shares issued and outstanding excluding unreleased ESOP shares. For purposes of preparing the pro forma pricing analyses, we have reflected all shares issued in the offering, including all ESOP shares, to capture the full dilutive impact, particularly since the ESOP shares are economically dilutive, receive dividends and can be voted. However, we did consider the impact of SOP 93-6 in the valuation.
     In preparing the pro forma pricing analysis we have taken into account the pro forma impact of the MHC net assets that will be consolidated with the Company and thus will increase equity and earnings. At December 31, 2009, the MHC had unconsolidated net assets of $209,000, consisting of cash held in the Bank. These entries have been added to the Company’s December 31, 2009 reported financial information to reflect the consolidation of the MHC into the Company’s operations.
     Based on the application of the three valuation approaches, taking into consideration the valuation adjustments discussed above, RP Financial concluded that as of February 19, 2010, the aggregate pro forma market value of Oritani Financial’s conversion stock equaled $523,873,550 at the midpoint, equal to 52,387,355 shares at $10.00 per share. The $10.00 per share price was determined by the Oritani Financial Board. The midpoint and resulting valuation range is based on the sale of a 74.45% ownership interest to the public, which provides for a $390,000,000 public offering at the midpoint value.
     1. Price-to-Earnings (“P/E”). The application of the P/E valuation method requires calculating the Company’s pro forma market value by applying a valuation P/E multiple (fully-converted basis) to the pro forma earnings base. In applying this

RP® Financial, LC.	VALUATION ANALYSIS IV.24
technique, we considered both reported earnings and a recurring earnings base, that is, earnings adjusted to exclude any one-time non-operating items, plus the estimated after-tax earnings benefit of the reinvestment of the net proceeds. The Company’s reported earnings equaled $10.419 million for the twelve months ended December 31, 2009. In deriving Oritani Financial’s core earnings, the adjustments made to reported earnings were to eliminate the net loss on the sale and write down of investment securities and the net gain on sale of assets, which equaled $435,000 and $1.043 million, respectively, for the twelve months ended December 31, 2009. As shown below, on a tax effected basis, assuming an effective marginal tax rate of 39.0% for the earnings adjustments, the Company’s core earnings were determined to equal $10.048 million for the twelve months ended December 31, 2009. (Note: see Exhibit IV-9 for the adjustments applied to the Peer Group’s earnings in the calculation of core earnings).

Amount
($000)
Net income(loss)	$10,419
Deduct: Gain on sale of assets(1)	(636)
Add back: Loss on equity securities(1)	265

Core earnings estimate	$10,048

(1)	Tax effected at 39.0%.
     Based on the Company’s reported and estimated core earnings, and incorporating the impact of the pro forma assumptions discussed previously, the Company’s pro forma reported and core P/E multiples at the $523.9 million midpoint value equaled 45.45 times and 46.96 times, respectively, indicating premiums of 149.9% and 112.5% relative to the Peer Group’s average reported and core earnings multiples of 18.19 times and 22.10 times, respectively (see Table 4.4). In comparison to the Peer Group’s median reported and core earnings multiples of 14.00 times and 25.70 times, respectively, the Company’s pro forma reported and core P/E multiples at the midpoint value indicated premiums of 224.6% and 82.7%, respectively. The Company’s pro forma P/E ratios based on reported earnings at the minimum and the super maximum equaled 39.21 times and 58.25 times, respectively, and based on core

RP® Financial, LC.	VALUATION ANALYSIS IV.25
Table 4.4
Public Market Pricing
Oritani Financial Corp. and the Comparables
As of February 19, 2010

	Market		Per Share Data
	Capitalization		Core	Book						Dividends(4)			Financial Characteristics(6)									2nd Step
	Price/	Market	12 Month	Value/	Pricing Ratios(3)					Amount/		Payout	Total	Equity/	Tang Eq/	NPAs/	Reported		Core		Exchange	Offering
	Share(1)	Value	EPS(2)	Share	P/E	P/B	P/A	P/TB	P/Core	Share	Yield	Ratio(5)	Assets	Assets	Assets	Assets	ROA	ROE	ROA	ROE	Ratio	Amount
	($)	($Mil)	($)	($)	(x)	(%)	(%)	(%)	(x)	($)	(%)	(%)	($Mil)	(%)	(%)	(%)	(%)	(%)	(%)	(%)		($Mil)
Oritani Financial Corp.
Superrange	$10.00	$692.82	$0.17	$10.15	58.25x	98.52%	28.14%	98.52%	60.13x	$0.30	3.00%	180.38%	$2,462	28.57%	28.57%	2.13%	0.48%	1.69%	0.47%	1.64%	1.8704	$515.78
Maximum	$10.00	$602.45	$0.19	$10.68	51.50x	93.63%	25.08%	93.63%	53.19x	$0.30	3.00%	159.57%	$2,402	26.79%	26.79%	2.19%	0.49%	1.82%	0.47%	1.76%	1.6264	$448.50
Midpoint	$10.00	$523.87	$0.21	$11.30	45.45x	88.50%	22.29%	88.50%	46.96x	$0.30	3.00%	140.89%	$2,351	25.18%	25.18%	2.23%	0.49%	1.95%	0.47%	1.88%	1.4143	$390.00
Minimum	$10.00	$445.29	$0.25	$12.13	39.21x	82.44%	19.37%	82.44%	40.54x	$0.30	3.00%	121.62%	$2,299	23.49%	23.49%	2.28%	0.49%	2.10%	0.48%	2.03%	1.2022	$331.50

All Non-MHC Public Companies (7)
Averages	$9.63	$348.32	($0.24)	$13.64	17.34x	69.92%	8.00%	78.47%	18.45x	$0.25	2.17%	32.08%	$3,023	10.81%	10.00%	3.40%	-0.25%	-0.57%	-0.26%	-1.67%
Medians	$9.33	$49.86	$0.09	$12.90	15.75x	69.89%	6.38%	75.04%	16.25x	$0.20	1.90%	0.00%	$903	9.20%	8.62%	2.66%	0.19%	2.09%	0.09%	1.12%

All Non-MHC State of NJ(7)
Averages	$10.17	$1,586.29	($0.66)	$11.37	15.08x	91.40%	9.75%	106.00%	14.22x	$0.35	3.17%	58.04%	$14,153	10.11%	8.68%	1.05%	-1.05%	-5.80%	-0.81%	-3.90%
Medians	$10.00	$188.22	$0.63	$10.14	15.15x	74.79%	9.46%	102.56%	13.63x	$0.44	4.05%	0.17%	$1,989	11.68%	9.23%	1.20%	0.55%	7.15%	0.62%	7.51%

Comparable Group Averages
Averages	$10.38	$228.24	$0.58	$12.70	18.19x	87.90%	12.47%	100.03%	22.10x	$0.26	2.62%	42.63%	$1,846	13.53%	12.39%	1.16%	0.46%	3.46%	0.54%	4.51%
Medians	$9.88	$207.18	$0.41	$12.88	14.00x	95.34%	11.73%	103.58%	25.70x	$0.22	2.57%	38.59%	$1,948	12.92%	9.76%	1.01%	0.56%	3.46%	0.56%	3.48%

Comparable Group
BFED Beacon Federal Bancorp of NY	$8.62	$56.38	$1.12	$15.40	9.17	55.97%	5.27%	55.97%	7.70x	$0.20	2.32%	21.28%	$1,070	9.42%	9.42%	NA	0.59%	6.15%	0.71%	7.33%
BRKL Brookline Bancorp, Inc. of MA	$9.76	$576.14	$0.33	$8.26	29.58	118.16%	22.03%	130.66%	29.58x	$0.34	3.48%	NM	$2,616	18.71%	17.25%	NA	0.74%	3.98%	0.74%	3.98%
DNBK Danvers Bancorp, Inc. of MA	$13.94	$302.58	$0.24	$13.16	NM	105.93%	12.10%	121.64%	NM	$0.08	0.57%	33.33%	$2,500	11.43%	10.10%	0.73%	0.27%	2.17%	0.27%	2.17%
ESBF ESB Financial Corp. of PA	$12.32	$148.54	$1.08	$13.87	12.57	88.82%	7.50%	119.61%	11.41x	$0.40	3.25%	40.82%	$1,979	8.48%	6.45%	NA	0.60%	7.99%	0.66%	8.81%
ESSA ESSA Bancorp, Inc. of PA	$11.62	$164.12	$0.38	$12.90	29.79	90.08%	15.87%	90.08%	30.58x	$0.20	1.72%	51.28%	$1,034	17.62%	17.62%	NA	0.53%	2.94%	0.51%	2.87%
OCFC OceanFirst Financial Corp. of NJ	$10.00	$188.22	$0.63	$9.75	15.15	102.56%	9.46%	102.56%	15.87x	$0.48	4.80%	72.73%	$1,989	9.23%	9.23%	1.55%	0.65%	7.87%	0.62%	7.51%
PVSA Parkvale Financial Corp. of PA	$7.30	$40.23	$1.02	$21.73	NM	33.59%	2.10%	44.32%	7.16x	$0.20	2.74%	NM	$1,916	7.91%	6.50%	1.90%	-0.58%	-7.19%	0.30%	3.67%
PBNY Provident NY Bancorp, Inc. of NY	$8.48	$331.24	$0.33	$10.76	12.85	78.81%	11.35%	130.26%	25.70x	$0.24	2.83%	36.36%	$2,918	14.40%	9.24%	1.01%	0.88%	6.12%	0.44%	3.06%
UBNK United Financial Bancorp of MA	$13.43	$226.15	$0.43	$12.85	NM	104.51%	18.13%	104.60%	31.23x	$0.28	2.08%	NM	$1,247	17.35%	17.33%	NA	0.45%	2.53%	0.58%	3.29%
WFD Westfield Financial Inc. of MA	$8.34	$248.79	$0.21	$8.29	NM	100.60%	20.88%	100.60%	39.71x	$0.20	2.40%	NM	$1,191	20.76%	20.76%	0.60%	0.46%	2.09%	0.54%	2.44%

(1)	Average of High/Low or Bid/Ask price per share.

(2)	EPS (estimate core basis) is based on actual trailing 12 month data, adjusted to omit non-operating items on a tax-effected basis, and is shown on a pro forma basis where appropriate.

(3)	P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to core earnings.

(4)	Indicated 12 month dividend, based on last quarterly dividend declared.

(5)	Indicated 12 month dividend as a percent of trailing 12 month estimated core earnings.

(6)	ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing 12 month common earnings and average common equity and total assets balances.

(7)	Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.
Source: SNL Financial, LC. and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.
Copyright (c) 2010 by RP® Financial, LC.

RP® Financial, LC.	VALUATION ANALYSIS IV.26
earnings at the minimum and the super maximum equaled 40.54 times and 60.13 times, respectively.
     2. Price-to-Book (“P/B”). The application of the P/B valuation method requires calculating the Company’s pro forma market value by applying a valuation P/B ratio, as derived from the Peer Group’s P/B ratio, to the Company’s pro forma book value. Based on the $523.9 million midpoint valuation, the Company’s pro forma P/B and P/TB ratios both equaled 88.50%. In comparison to the average P/B and P/TB ratios for the Peer Group of 87.90% and 100.03%, the Company’s ratios reflected a premium of 0.7% on a P/B basis and a discount of 11.5% on a P/TB basis. In comparison to the Peer Group’s median P/B and P/TB ratios of 95.34% and 103.58%, respectively, the Company’s pro forma P/B and P/TB ratios at the midpoint value reflected discounts of 7.2% and 14.6%, respectively. At the top of the super range, the Company’s P/B and P/TB ratios both equaled 98.52%. In comparison to the Peer Group’s average P/B and P/TB ratios, the Company’s P/B and P/TB ratios at the top of the super range reflected a premium of 12.1% and a discount of 1.5%, respectively. In comparison to the Peer Group’s median P/B and P/TB ratios, the Company’s P/B and P/TB ratios at the top of the super range reflected a premium of 3.3% and a discount of 4.9%, respectively. RP Financial considered the discounts under the P/B approach to be reasonable, given the Company’s pro forma P/E multiples were at a premium to the Peer Group’s P/E multiples. Furthermore, the Company/s P/B ratios at the midpoint value and higher were at a premium relative to the Peer Group’s average P/B ratio.
     3. Price-to-Assets (“P/A”). The P/A valuation methodology determines market value by applying a valuation P/A ratio to the Company’s pro forma asset base, conservatively assuming no deposit withdrawals are made to fund stock purchases. In all likelihood there will be deposit withdrawals, which results in understating the pro forma P/A ratio which is computed herein. At the $523.9 million midpoint of the valuation range, the Company’s value equaled 22.29% of pro forma assets. Comparatively, the Peer Group companies exhibited an average P/A ratio of 12.47%, which implies a premium of 78.7% has been applied to the Company’s pro forma P/A

RP® Financial, LC.	VALUATION ANALYSIS IV.27
ratio. In comparison to the Peer Group’s median P/A ratio of 11.73%, the Company’s pro forma P/A ratio at the midpoint value reflects a premium of 90.0%.
Comparison to Recent Offerings
     As indicated at the beginning of this chapter, RP Financial’s analysis of recent conversion offering pricing characteristics at closing and in the aftermarket has been limited to a “technical” analysis and, thus, the pricing characteristics of recent conversion offerings can not be a primary determinate of value. Particular focus was placed on the P/TB approach in this analysis, since the P/E multiples do not reflect the actual impact of reinvestment and the source of the stock proceeds (i.e., external funds vs. deposit withdrawals). As discussed previously, two second-step conversions have been completed within the past three months and closed at an average pro forma price/tangible book ratio of 81.5% (see Table 4.2) and, on average, appreciated 12.6% during the first week of trading. In comparison, the Company’s pro forma price/tangible book ratio at the appraised midpoint value reflects a premium of 8.6%. The current average P/TB ratio of the two recent second-step conversions, based on closing stock prices as of February 19, 2010, equaled 95.4%. In comparison to the average current P/TB ratio of the two recent second-step conversions, the Company’s P/TB ratio at the midpoint value reflects an implied discount of 7.2% and at the top of the super range the Company’s P/TB ratio reflects an implied premium of 3.3%.
Valuation Conclusion
     Based on the foregoing, it is our opinion that, as of February 19, 2010, the estimated aggregate pro forma valuation of the shares of the Company to be issued and outstanding at the end of the conversion offering – including (1) newly-issued shares representing the MHC’s current ownership interest in the Company and (2) exchange shares issued to existing public shareholders of the Company — was $523,873,550 at the midpoint, equal to 52,387,355 shares at a per share value of $10.00. The resulting range of value and pro forma shares, all based on $10.00 per share, are as follows: $445,292,520 or 44,529,252 shares at the minimum; $602,454,580, or 60,245,458

RP® Financial, LC.	VALUATION ANALYSIS IV.28
shares at the maximum; and $692,822,770 or 69,282,277 shares, at the supermaximum (also known as “maximum, as adjusted”).
     Based on this valuation and taking into account the ownership interest represented by the shares owned by the MHC, the midpoint of the offering range is $390,000,000, equal to 39,000,000 shares at $10.00 per share. The resulting offering range and offering shares, all based on $10.00 per share, are as follows: $331,500,000, or 33,150,000 shares, at the minimum; $448,500,000 or 44,850,000 shares at the maximum; and $515,775,000 or 51,577,500 shares, at the supermaximum. The pro forma valuation calculations relative to the Peer Group are shown in Table 4.4 and are detailed in Exhibit IV-7 and Exhibit IV-8.
Establishment of the Exchange Ratio
     OTS regulations provide that in a conversion of a mutual holding company, the minority stockholders are entitled to exchange the public shares for newly issued shares in the fully converted company. The Board of Directors of Oritani Financial has independently determined the exchange ratio, which has been designed to preserve the current aggregate percentage ownership in the Company held by the public shareholders. The exchange ratio to be received by the existing minority shareholders of the Company will be determined at the end of the offering, based on the total number of shares sold in the subscription and syndicated offerings and the final appraisal. Based on the valuation conclusion herein, the resulting offering value and the $10.00 per share offering price, the indicated exchange ratio at the midpoint is 1.4143 shares of the Company for every one public share held by public shareholders. Furthermore, based on the offering range of value, the indicated exchange ratio is 1.2022 at the minimum, 1.6264 at the maximum and 1.8704 at the supermaximum. RP Financial expresses no opinion on the proposed exchange of newly issued Company shares for the shares held by the public stockholders or on the proposed exchange ratio.